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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NRG ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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March 26, 2015

Dear Stockholder:

        We are pleased to invite you to attend NRG Energy, Inc.'s Annual Meeting of Stockholders, which will be held at 9 a.m., Eastern Time, on Thursday, May 7, 2015, at The Ritz-Carlton, Philadelphia located at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

        On behalf of everyone at NRG, I thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free).

Sincerely,

HOWARD E. COSGROVE
 Chairman of the Board

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT MARCH 26, 2015.

NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9 a.m., Eastern Time, on Thursday, May 7, 2015
PLACE	The Ritz-Carlton, Philadelphia 10 Avenue of the Arts Philadelphia, Pennsylvania 19102
ITEMS OF BUSINESS	(1) To elect thirteen directors.
(2) To approve NRG's Second Amended and Restated Annual Incentive Plan for Designated Corporate Officers.
(3) To approve, on a non-binding advisory basis, NRG's executive compensation.
(4) To ratify the appointment of KPMG LLP as NRG's independent registered public accounting firm for the 2015 fiscal year.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on March 16, 2015.
PROXY VOTING
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 1-6 of the Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors
BRIAN E. CURCI Corporate Secretary

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ii

PROXY STATEMENT

        We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (Board) of NRG Energy, Inc. for the 2015 Annual Meeting of Stockholders (Annual Meeting) and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, May 7, 2015, at 9 a.m. at The Ritz-Carlton, Philadelphia at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. In this Proxy Statement, "we," "us," "our," "NRG" and the "Company" refer to NRG Energy, Inc.

        You are receiving this Proxy Statement because you own shares of our common stock, par value $0.01 per share, that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

ANNUAL MEETING INFORMATION

What is the purpose of the Annual Meeting?

        The purpose of the Annual Meeting is to:

  1.
  elect thirteen directors;

  2.
  approve NRG's Second Amended and Restated Annual Incentive Plan for Designated Corporate Officers (AIP Proposal);

  3.
  approve, on a non-binding advisory basis, NRG's executive compensation (Say on Pay Proposal);

  4.
  ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year; and

  5.
  conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement.

        Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

        All of our stockholders may attend the Annual Meeting. However, only stockholders who owned our common stock at the close of business on March 16, 2015, the record date for the Annual Meeting, or their duly appointed proxies, are entitled to vote at the Annual Meeting.

        Many stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

  •
  Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record of those shares.

  •
  Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you follow the procedures of your broker, trustee or nominee for obtaining a legal proxy. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

How many votes do I have?

        You have one vote for each share of our common stock you owned as of the record date for the Annual Meeting.

What are the Board's recommendations?

        The Board recommends a vote:

  1.
  FOR the election of the director nominees;

  2.
  FOR the AIP Proposal;

  3.
  FOR the Say on Pay Proposal; and

  4.
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

        If you grant a proxy and any additional matters are properly presented for a vote at the Annual Meeting, either of the persons named as proxy holders, David Crane or Brian E. Curci, will have the discretion to vote your shares.

How many votes must be present to hold the Annual Meeting?

        We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting. As of the record date, 337,175,101 shares of our common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 168,587,551 shares of our common stock will be required to establish a quorum. Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum. For more information regarding the treatment of abstentions and broker non-votes, see "What are abstentions and broker non-votes and how are they treated?"

What vote is required to approve each proposal?

  1.
  Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting. A majority of the votes cast means that the number of shares voted "FOR" the director nominee must exceed the number of votes cast "AGAINST" that director nominee. In a contested election, each director nominee will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominees who receive the most votes will be elected to fill the available seats on the Board.

  2.
  AIP Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

  3.
  Say on Pay Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. While this is an advisory vote, the Board and the Compensation Committee value the opinions of stockholders and if there are a significant number of votes against this proposal, the Board and the Compensation Committee will consider stockholders' concerns and evaluate actions necessary to address those concerns.

  4.
  Ratification of KPMG LLP's Appointment — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection.

What are abstentions and broker non-votes and how are they treated?

        An abstention occurs when a stockholder abstains from voting or does not vote on a proposal. A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine. Brokers who do not receive instructions from the beneficial owner are entitled to vote on the ratification of KPMG LLP's appointment for the 2015 fiscal year, but not on the election of directors, the approval of the AIP Proposal, or the Say on Pay Proposal. Broker non-votes and abstentions, if any, will be treated as follows with respect to votes on each of the proposals:

Proposal		Treatment of Abstentions	Treatment of Broker Non-Votes
1.	Election of Directors	Not considered votes properly cast and therefore will have no effect on this proposal.	No effect on this proposal.
2.	AIP Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.
3.	Say on Pay Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.
4.	Ratification of KPMG LLP's Appointment	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	Not applicable since brokers have discretionary authority to vote on this proposal.

How do I vote?

        If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares in street name, by submitting voting instructions to your broker, trustee, or nominee. You may vote over the Internet, by telephone or, if you have a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

  •
  Vote By Internet:  If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on May 6, 2015 by visiting the website provided on the Notice of Internet Availability of Proxy Materials (Notice) or voting instruction card. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Telephone:  If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on May 6, 2015. The telephone number is printed on your proxy card or voting instruction card. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Mail:  If you received or requested a paper copy of the materials, you may submit your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by the Company prior to May 7, 2015, the Annual Meeting date.

  •
  Vote In Person:  If you are a record holder or beneficial owner of shares held in street name who has received a legal proxy and you are planning to attend the Annual Meeting and you wish to vote your shares in person, we will give you a ballot at the meeting.

May I change my vote?

        You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by obtaining a legal proxy from your broker and voting your shares by ballot at the meeting.

What should I bring to the Annual Meeting if I attend in person?

        Proof of ownership of our common stock, along with personal identification (such as a driver's license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in street name and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the voting instruction card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 8 a.m., Eastern Time. Please allow ample time for check-in. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What happens if I do not provide instructions as to how to vote?

        If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Where can I obtain the list of stockholders entitled to vote?

        The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Eastern Time, at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540. Please contact our Corporate Secretary if you wish to review the list of stockholders at our principal executive offices.

Who pays the cost of solicitation of proxies?

        We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $20,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of our common stock.

Who is the Company's transfer agent?

        Our transfer agent is Computershare. All communications concerning stockholder inquiries can be handled by contacting NRG Energy, Inc. c/o Computershare, Computershare Investor Services, P.O. Box 30170, College Station, TX 77842-3170, or by telephone at 1-877-498-8861, or 1-781-575-2725 (outside the U.S. and Canada), or 1-800-952-9245 (Hearing Impaired-TTY). Their website is: http://www.computershare.com. Certificates for transfer and address changes should be sent to: Computershare, P.O. Box 30170, College Station, TX 77842-3170.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are using the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Where can I find directions to the Annual Meeting?

        Directions to the Annual Meeting can be found on The Ritz-Carlton's website at http://www.ritzcarlton.com/en/Properties/Philadelphia/Information/Directions/Default.htm.

What is "householding"?

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials or the Notice. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at 1-800-542-1061, by mail at Broadridge Financial Solutions Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by e-mail at sendmaterial@proxyvote.com. Stockholders who are receiving individual copies of such materials and who would like to receive single copies at a shared address may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above.

How can I request additional materials?

        Stockholders may request additional copies of the proxy materials or Notice by contacting Broadridge Financial Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com.

Whom should I call if I have questions about the Annual Meeting?

        If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue,
New York, NY 10016

Toll Free: (800) 322-2885
Collect: (212) 929-5500
Fax: (212) 929-0308
Email: proxy@mackenziepartners.com

*            *            *

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on Thursday, May 7, 2015

Each of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available at www.envisionreports.com/nrg. If you would like to receive, without charge, a paper copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, please send your request to Investor Relations, 211 Carnegie Center, Princeton, New Jersey 08540.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Charters

        The Board has adopted Corporate Governance Guidelines (Guidelines) that, along with the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws (Bylaws) and the charters of the committees of the Board (Committees), provide the framework for the governance of the Company. The Board's Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Guidelines are available on the Governance section of the Company's investor relations website at http://investors.nrg.com, along with the charters of all the Committees of the Board and the Code of Conduct. The Guidelines, the charters of all of the Committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

        Under the Guidelines, a majority of the Board must be composed of independent directors. The Board determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (NYSE). These provide that a director is independent only if the Board affirmatively determines that such director does not have a direct or indirect material relationship with the Company, which may include commercial, industrial, consulting, legal, accounting, charitable, familial and other business, professional and personal relationships.

        The Board conducts a review of the independence of the Company's directors on an annual basis. In its most recent review, the Board considered, among other things, any employment relationships between the Company and its directors (other than David Crane) or their immediate family members, any affiliations of the Company's directors or their immediate family members with the Company's independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors, any transactions that would require disclosure as a related party transaction or that qualify for review under our related party transactions policy, any transactions made in the ordinary course of business with a company in which a director serves on the board or as a member of the executive management team of such other company, and any transactions involving payments made by the Company to educational institutions. In addition, because the Company provides retail electricity services through certain of its subsidiaries, the Board also considered instances where certain of our directors are directors of businesses that received electricity services from the Company.

        The Board has determined that all of the Company's directors are independent under the Guidelines and the listing standards of the NYSE, with the exception of David Crane, our President and Chief Executive Officer, and Paul Hobby, whose sister-in-law is a current partner at the Company's independent registered public accounting firm. Mr. Hobby's sister-in-law is not involved in any Company matters.

        Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Guidelines and NYSE listing standards, all members of the Audit and Compensation Committees meet additional independence standards applicable to audit and compensation committee members, respectively.

Board Structure

        At the 2012 Annual Meeting of Stockholders, the stockholders approved, as recommended by the Board, an amendment to NRG's Amended and Restated Certificate of Incorporation to eliminate the Board's classified structure over time. The transition period for the declassification of the Board will be complete as of the Annual Meeting and thus all directors will stand for election annually beginning with the Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

        As of the 2014 Annual Meeting of Stockholders, there were 13 members of the Board of Directors. During the 2014 fiscal year, the Board held five regularly scheduled meetings and one special meeting. During the 2014 fiscal year, no director attended less than 75% of the total of the Board meetings and the meetings of the Committees on which he or she served.

        The Guidelines provide that non-executive directors meet in executive session regularly following Board meetings. The Company's Non-Executive Chairman, Mr. Cosgrove, presides at these sessions. Also, pursuant to the Company's Bylaws, Mr. Cosgrove has been designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee.

        Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors attended the 2014 Annual Meeting of Stockholders.

Governance Practices

        The Board takes a proactive approach in applying leading governance practices, which is evidenced by the Board's recommendation, and our stockholders' subsequent approval, of the majority voting standard for the election of directors at the 2009 Annual Meeting of Stockholders and the declassification of our Board at the 2012 Annual Meeting of Stockholders. Furthermore, as described in the Guidelines, the Board follows a series of governance practices that it believes foster effective Board oversight and accountability to the Company's stockholders. These practices include:

  •
  executive and director stock ownership guidelines to align interests with our stockholders;

  •
  ongoing succession planning for the Chief Executive Officer and other senior management;

  •
  annual performance evaluations of the Board and each of its standing Committees, as well as periodic peer review for individual directors;

  •
  robust director orientation and continuing education program, including Company site visits and information sessions with Company management; and

  •
  access to and engagement of outside advisors and consultants to assist in their performance of their duties, as appropriate.

Board Leadership

        Since the Company's emergence from bankruptcy in December 2003, NRG's governance structure has been led by a separate Chief Executive Officer and Chairman of the Board. Irrespective of the Company's current practice, the Board believes that an effective board leadership structure is highly dependent on the experience, skills and personal interaction between persons in leadership roles. As stated in the Guidelines, the Board believes that it is in the best interest of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the present circumstances.

        Currently, the Chief Executive Officer, Mr. Crane, and the Chairman, Mr. Cosgrove, work closely together in complementary roles. Mr. Crane focuses on the day-to-day developments of the Company and establishes the Company's various growth initiatives and strategic plan. Mr. Cosgrove leads the Board's responsibilities to review, approve and monitor fundamental financial and business strategies and major corporate actions, assess major risks facing the Company and management, oversee succession planning, most notably at the Chief Executive Officer level, and preside over the Board and its Committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Risk Oversight

        While the Company's management is responsible for the day-to-day management of the risks that the Company faces, the Board, as a whole and through its Committees, has responsibility for overall risk oversight of the Company. A fundamental aspect of risk oversight includes not only understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, but also understanding and determining the appropriate risk appetite for the Company. The Board's role in reviewing and approving matters such as the Company's annual business plan, budget and long-term plan, strategic initiatives, individual development projects, acquisitions and divestitures, and capital allocation plan, represents the primary means by which the Board defines for management what constitutes an appropriate level of risk for the Company.

        The Board performs its risk oversight function in several ways. The Board monitors, reviews and reacts to strategic and corporate risks through reports by management, including the Enterprise Risk Management team, and through the Committees of the Board. This oversight function, which has traditionally been retained by the Board, is now conducted primarily through the Finance and Risk Management (FARM) Committee. The FARM Committee was formed in 2014 by a combination of the Finance Committee and Commercial Operations Oversight Committee. The FARM Committee was delegated the powers previously held by the Finance and Commercial Operations Oversight Committees and its powers were expanded to include responsibility for company-wide enterprise risk management. The FARM Committee continues to provide risk oversight with respect to the Company's trading of fuel, transportation, energy and related products and services, regulatory compliance, and its management of the risks associated with such activities previously performed by the Commercial Operations Oversight Committee.

        The Company's Financial Risk Management Committee, a committee comprised of senior management and key personnel in and around the commercial operations function, reports to the FARM Committee on a regular basis.

        The Chairs of each of the Committees regularly report to the Board on all matters reviewed by their respective Committees, thereby providing the full Board with the opportunity to identify and discuss any risk-related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Committees and the Nuclear Oversight Subcommittee are routinely presented to the full Board to ensure proper oversight.

        The Audit and Compensation Committees have a more specific risk oversight role for matters that fall under their purview. The Audit Committee focuses on financial risks, including reviewing the effectiveness of our internal controls, conducting a detailed review of the financial portions of the Company's SEC reports, approving the independent auditor and the annual audit plan, and receiving periodic reports from the Company's independent auditor, the Company's internal auditor and the Company's corporate compliance officer.

        The Compensation Committee monitors the risks related to our compensation policies and practices, with input from management and the Compensation Committee's independent outside compensation consultant, Pay Governance LLC (Pay Governance). The Compensation Committee has reviewed the Company's compensation policies and practices to determine whether they subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk. To assist the Compensation Committee in its assessment, the Company's Enterprise Risk Management team conducted a review of the Company's compensation policies and practices and reported to the Compensation Committee its findings as follows:

  •
  base salaries are a sufficient component of total compensation to discourage risk taking;

  •
  earnings goals under the Company's Amended and Restated Annual Incentive Plan for Designated Corporate Officers (AIP) are based upon its audited financial statements and the Company believes that the goals are attainable without the need to take inappropriate risks or make material changes to the Company's business or strategy;

  •
  named executive officers who receive payment under the AIP and Long-Term Incentive Plan (LTIP) may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback) if the Company must prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements or in the case of fraud, embezzlement or other serious misconduct, which discourages risk taking;

  •
  Market Stock Unit (MSU) awards under the LTIP are typically based upon total shareholder return over three-year periods, which mitigates risks associated with taking short-term risks;

  •
  because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with the stock ownership guidelines, which expose the Company's named executive officers to the loss of the value of the retained equity if stock appreciation is jeopardized; and

  •
  the use of incentive compensation components that are paid or vest over an extended period also mitigates against unnecessary or excessive risk taking.

        Furthermore, the Enterprise Risk Management team has continued to evaluate and review new or amended compensation policies or practices and has reported its findings to the Compensation Committee, which are consistent with the principles identified above.

        As a result of the review, management and the Compensation Committee have concluded that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Committee Membership

        The Board has the following six standing Committees: Audit, Compensation, Governance and Nominating, Finance and Risk Management, Home and Renew, and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

Name of Director	Audit	Compensation	Governance and Nominating	Finance and Risk Management	Home and Renew	Nuclear Oversight
Howard E. Cosgrove(1)						X(3)
Edward R. Muller(2)						X
E. Spencer Abraham		X				X(4)
Kirbyjon H. Caldwell			X	X		X
Lawrence S. Coben					X(3)	X
David Crane						X
Terry G. Dallas	X					X(4)
William E. Hantke	X(3)	X				X
Paul W. Hobby					X	X(5)
Anne C. Schaumburg	X				X	X
Evan J. Silverstein			X	X(3)		X
Thomas H. Weidemeyer			X(3)	X		X
Walter R. Young		X(3)			X	X

X
= Committee Member

(1)
Chairman of the Board and designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee

(2)
Vice Chairman of the Board

(3)
Committee Chair

(4)
Member of the Nuclear Oversight Subcommittee

(5)
Chair of the Nuclear Oversight Subcommittee

Audit Committee

        The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company's independent auditors, the performance of the Company's internal audit function, and effectiveness of the Company's financial risk management. Among other things, the Audit Committee:

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  appoints, retains, oversees, evaluates, and compensates the independent auditors;

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  reviews the annual audited and quarterly consolidated financial statements;

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  reviews major issues regarding accounting principles and financial statement presentations;

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  reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

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  reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

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  considers the adequacy and effectiveness of the Company's internal control and reporting system;

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  discusses policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the effectiveness of the Company's system for monitoring compliance with laws and regulations, and reviews the Company's tax policies and findings of regulatory agencies and independent auditors;

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  reports regularly to the Board regarding its activities and prepares and publishes required annual Committee reports;

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  establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters;

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  oversees the internal audit and corporate compliance functions; and

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  annually evaluates the performance of the Audit Committee and the adequacy of its charter.

        The Board has determined that all Audit Committee members are independent under the NYSE definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that Messrs. Hantke and Dallas qualify as "audit committee financial experts" within the meaning of SEC regulations. The Board has further determined that Ms. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the NYSE. In the 2014 fiscal year, the Audit Committee held four meetings.

Compensation Committee

        The Compensation Committee oversees the Company's overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

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  reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee with the Chairman of the Board or together with the other independent directors, determines and approves the President and Chief Executive Officer's compensation;

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  reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers' performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

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  reviews and recommends to the Board the compensation, incentive compensation and equity-based plans that are subject to Board approval;

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  reviews and approves stock incentive awards for executive officers other than the President and Chief Executive Officer;

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  makes recommendations regarding, and monitors compliance by officers and directors with, the Company's stock ownership guidelines;

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  reviews the compensation of directors for service on the Board and its committees;

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  oversees the evaluation of management and annually reviews the Company's senior management succession plans;

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  reviews and approves employment agreements and severance arrangements, benefit plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

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  reviews and discusses with management the Compensation Discussion and Analysis (CD&A) to be included in the Company's proxy statement or annual report on Form 10-K, and based on such review and discussions, recommends to the Board that the CD&A be included in the Company's proxy statement or annual report on Form 10-K, as applicable;

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  evaluates any conflicts of interest and the independence of any outside advisors engaged by the Compensation Committee;

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  reviews and oversees the Company's overall compensation strategy, structure, policies, programs, risk profile and any stockholder advisory votes on the Company's compensation practices and assesses whether the compensation structure establishes appropriate incentives for management and employees; and

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  annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

        The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        Frederic W. Cook & Co., Inc. (FWC), the Compensation Committee's independent compensation consultant for fiscal year 2014, assisted with executive pay decisions and worked with the Compensation Committee to formulate the design of the executive compensation program for 2014. In July 2014, the Compensation Committee hired Pay Governance as its new independent compensation consultant to assist with executive pay decisions for fiscal year 2015.

        The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (Code). In the 2014 fiscal year, the Compensation Committee held six meetings.

Governance and Nominating Committee

        The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

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  identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

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  establishes and reviews procedures for the consideration of Board candidates recommended by the Company's stockholders;

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  makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

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  reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

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  reviews and recommends to the Board retirement and other tenure policies for directors;

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  reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

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  reviews and reports to the Board regarding potential conflicts of interests of directors;

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  recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

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  oversees the evaluation of the Board and its committees;

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  monitors directorships in other public companies held by directors and senior officers of the Company; and

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  annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

        The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Guidelines. These criteria include an individual's business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Guidelines, since their adoption in 2004, provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The composition of the current Board reflects diversity in business and professional experience, skills, gender and race.

        The Governance and Nominating Committee's process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

        The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee's consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2016 Annual Meeting of Stockholders must be received no later than the close of business on November 27, 2015, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2015 Annual Meeting. If we change the date of the 2016 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's Annual Meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2016 Annual Meeting. Each notice of recommendation must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company's stock entitled to vote at the meeting; (d) a statement in support of the stockholder's recommendation, including a description of the candidate's qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate's written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

        Alternatively, as discussed under "Requirements for Submission of Stockholder Proposals for Next Year's Annual Meeting," stockholders intending to appear at the 2016 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company's Bylaws, a copy of which is available upon request to the Company's Corporate Secretary.

        The Board and each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Finance and Risk Management Committee and Nuclear Oversight Committee and Subcommittee conduct annual self-evaluations to assess their effectiveness and review their charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

        The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In the 2014 fiscal year, the Governance and Nominating Committee held five meetings.

Finance and Risk Management Committee

        The Finance and Risk Management Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company, and reviews and approves certain financial development transactions. The Finance and Risk Management Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance and Risk Management Committee may be removed except by majority vote of the independent directors of the Board then in office.

        The Finance and Risk Management Committee's duties and responsibilities consist of the following:

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  review, report and make recommendations to the Board on management recommendations or proposals regarding the Company's and its subsidiaries' (a) capital structure, (b) liquidity, (c) need for credit or debt or equity financing, (d) amounts, timing and sources of capital market transactions, and (e) financial hedging and derivative activities;

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  review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

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  review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company's securities;

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  review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

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  review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

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  approve determinations of the fair market value of assets and investments of the Company for purposes of the Company's note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a Committee of the Board;

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  review with management, on a periodic basis, contributions to employee benefit retirement plans of the Company, investment performance, funding, asset allocation policies and other similar performance measures of the employee benefit retirement plans of the Company;

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  oversee the Company's trading of fuel, transportation, energy and related products and services, and its management of risks associated with such activities;

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  reviewing, advising and consulting with management and the Audit Committee regarding the Company's risk management policies, practices and procedures;

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  approving as appropriate, the Company's power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

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  annually evaluating the performance of the Committee and the appropriateness of the Committee's charter; and

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  performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

        In the 2014 fiscal year the Finance and Risk Management Committee held two meetings. In addition, the FARM Committee's predecessor committees, Finance and Commercial Operations Oversight Committees, held five and two meetings, respectively.

Home and Renew Committee

        The Home and Renew Committee assists the Board in fulfilling its responsibilities with respect to the oversight of investments and business developments in competitive retail, residential solar, distributed solar, microgrid development, electric vehicle infrastructure, and other strategic business initiatives (Designated Businesses). The Home and Renew Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Home and Renew Committee may be removed except by majority vote of the independent directors of the Board then in office.

        The Home and Renew Committee's duties and responsibilities consist of the following:

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  evaluate, recommend to the Board or approve acquisition, investment, joint venture and divestiture opportunities relating to the Designated Businesses with any such approval not to exceed, for any particular transaction, the amount authorized and directed by resolution from the Board from time to time;

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  establish measurement or performance goals and evaluate and review the execution, financial results and integration of completed investments, acquisitions, joint ventures or divestitures relating to the Designated Businesses;

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  review the overall strategy of the Designated Businesses, including the addressable market, international opportunities and developments in technology, products and services that could significantly affect the Company, the businesses and the industry in which they operate;

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  review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of the Designated Businesses;

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  annually evaluate the performance of the Home and Renew Committee and the appropriateness of the Home and Renew Committee's charter; and

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  perform such other duties and responsibilities as are consistent with the purpose of the Home and Renew Committee and as the Board deems appropriate.

        In the 2014 fiscal year, the Home and Renew Committee held three meetings.

Nuclear Oversight Committee

        The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company's ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board, all of whom are citizens of the United States and meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. In this capacity, the Nuclear Oversight Subcommittee regularly meets with Company management regarding the Company's nuclear operating facilities and the Chair of the Subcommittee subsequently reports to the Board and the Nuclear Oversight Committee on such matters during the regularly scheduled Board meetings. In the 2014 fiscal year, the Nuclear Oversight Committee held one meeting and the Nuclear Oversight Subcommittee held two meetings.

Communication with Directors

        Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the 2012 Annual Meeting of Stockholders, the stockholders approved, as recommended by the Board, an amendment to NRG's Amended and Restated Certificate of Incorporation to eliminate the Board's classified structure over time. The transition period for the declassification of the Board will be complete as of the Annual Meeting and thus all directors will stand for election annually beginning with the Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

        The Board of Directors is comprised of 13 members, each of whom will stand for election at the Annual Meeting. Each of the nominees for director named in this Proxy Statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this Proxy Statement and to serve as a director if elected. The biography for each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. The Board believes that each of the directors has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company.

Nominees for Director

E. Spencer Abraham
Age 62
Compensation Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Secretary Abraham has been a director of NRG since December 2012. Previously, he served as a director of GenOn from January 2012 to December 2012. He is Chairman and Chief Executive Officer of The Abraham Group, an international strategic consulting firm based in Washington, D.C. which he founded in 2005. Prior to that, Secretary Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005 and was a U.S. Senator for the State of Michigan from 1995 to 2001. Secretary Abraham serves on the boards of the following public companies: Occidental Petroleum Corporation, PBF Energy and Two Harbors Investment Corp. He also serves on the board of C3 Energy Resource Management, a private company. Secretary Abraham also serves as chairman of the advisory committee of Lynx Global Realty Asset Fund and Uranium Energy Corporation. Secretary Abraham previously served as the non-executive chairman of AREVA, Inc., the U.S. subsidiary of the French-owned nuclear company, and as a director of Deepwater Wind LLC, International Battery, Green Rock Energy, ICx Technologies, PetroTiger and Sindicatum Sustainable Resources. He also previously served on the advisory board or committees of Midas Medici (Utilipoint), Millennium Private Equity, Sunovia and Wetherly Capital.

Secretary Abraham's nearly two decades at the highest levels of domestic and international policy and politics give him the experience necessary to provide a significant contribution to the Board. As a former U.S. Senator and former U.S. Secretary of Energy who directed key aspects of the country's energy strategy, Secretary Abraham provides the Board unique insight into public policy and energy-related issues.

Kirbyjon H. Caldwell
Age 61
Finance and Risk Management Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Pastor Caldwell has been a director of NRG since March 2009. He was a director of Reliant Energy, Inc. from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 16,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell was also a director of United Continental Holdings, Inc. (formerly Continental Airlines, Inc.) from 1999 to September 2011.

As a result of his six years of service as a director of Reliant Energy, Inc., Pastor Caldwell brings valuable experience and insight regarding the energy industry and is able to share with the Board suggestions about how similarly-situated companies effectively assess and undertake business considerations and opportunities. Pastor Caldwell also provides the Board with valuable insight regarding the Company's retail business following the Company's acquisition of Reliant Energy, Inc., as well as additional viewpoints from the perspective of a large publicly traded company stemming from his prior position on the board of United Continental Holdings. The Board also values his leadership and community involvement in the Houston area, where the Company has a significant wholesale and retail presence. Finally, Pastor Caldwell, as a result of his principal occupation, offers a different point of view on a Board that is otherwise constituted by directors with business and finance experience.

Lawrence S. Coben
Age 56
Home and Renew Committee (Chair)
Nuclear Oversight Committee

Dr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC and also serves as a director of Freshpet, Inc. Dr. Coben was Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company from July 2007 through March 2009 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Dr. Coben was an independent consultant. From 1994 to 1996, he was Chief Executive Officer of Bolivian Power Company. Dr. Coben is also Executive Director of the Sustainable Prevention Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology.

Dr. Coben's experience as a chief executive officer and investor in the energy industry brings a valuable cross section of skills to the Board. Dr. Coben brings to the Board significant managerial, strategic, and financial expertise, particularly as it relates to Company financings, transactions and development initiatives.

Howard E. Cosgrove
Age 71
Chairman of the Board
Nuclear Oversight Committee (Chair)

Mr. Cosgrove has served as Chairman of the Board and a director of NRG since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves on the Board of Trustees of the University of Delaware and Hagley Museum and Library.

Mr. Cosgrove brings extensive experience and expertise from the utility industry as a result of his service as chief executive officer of Conectiv and Delmarva Power and Light Company, which not only translates into effective leadership as Chairman of the Board, but enables him to share with the Board and management suggestions about how more traditional power companies (many of which NRG seeks to partner with, or sell power to) effectively assess and undertake business considerations and opportunities.

David Crane
Age 56
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Mr. Crane has also served as President, Chief Executive Officer and Chairman of NRG Yield, Inc. since December 2012. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power Group, New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999. Mr. Crane was also a director of El Paso Corporation from December 2009 to May 2012.

As Chief Executive Officer of the Company, Mr. Crane provides the Board with management's perspective regarding the Company's day-to-day operations and overall strategic plan. His extensive leadership experience enables Mr. Crane to play a key role in all matters involving our Board and act as the representative of management to the independent directors of the Board. In addition, having served as a director of El Paso Corporation, Mr. Crane is able to contribute an additional perspective from the energy industry.

Terry G. Dallas
Age 64
Audit Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Dallas has been a director of NRG since December 2012. Previously, he served as a director of GenOn from December 2010 to December 2012. Mr. Dallas served as a director of Mirant Corporation from 2006 until December 2010. Mr. Dallas was also the former Executive Vice President and Chief Financial Officer of Unocal Corporation, an oil and gas exploration and production company prior to its merger with Chevron Corporation, from 2000 to 2005. Prior to that, Mr. Dallas held various executive finance positions in his 21-year career with Atlantic Richfield Corporation, an oil and gas company with major operations in the United States, Latin America, Asia, Europe and the Middle East.

Mr. Dallas is an audit committee financial expert. Mr. Dallas' experience as Chief Financial Officer of a petroleum company provides the Board a perspective of someone with direct responsibility for financial and accounting issues as well as an understanding of issues involving fossil fuels and a cyclical commodity-based industry with long-lived capital intensive investments. In addition, Mr. Dallas' service on the boards of GenOn and Mirant Corporation enable him to contribute additional perspectives from the energy industry.

William E. Hantke
Age 67
Audit Committee (Chair)
Compensation Committee
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX,  Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was Non-Executive Chairman of Process Energy Solutions, a private alternative energy company until March 31, 2008 and served as director and Vice-Chairman of NTR Acquisition Co., an oil refining start-up, until January 2009.

Mr. Hantke joined the Board following the Company's acquisition of Texas Genco, LLC, in which he served on the board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. Furthermore, Mr. Hantke's extensive experience in executive management positions in the independent refining industry, considered by many to be a similar industry to the Independent Power Production (IPP) sector, and as a director of public and nonpublic boards enables him to provide the Board significant managerial, strategic, and financial oversight. As a result, his fellow directors have elected him as Chair of the Company's Audit Committee and determined that he is an "audit committee financial expert" as defined by SEC rules.

Paul W. Hobby
Age 54
Home and Renew Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 1999. He previously served as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider from 2004 to 2011, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business from 2002 to 2006. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. Mr. Hobby is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas and the Greater Houston Partnership and is current Chairman of the Texas Ethics Commission. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Mr. Hobby joined the Board following the Company's acquisition of Texas Genco, LLC in which he served on its board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. The Board also values his entrepreneurial and financial expertise in evaluating the Company's growth initiatives, as well as his involvement in the Houston and greater Texas community.

Edward R. Muller
Age 63
Vice Chairman of the Board
Nuclear Oversight Committee

Mr. Muller has served as Vice Chairman of the Board and a director of NRG since December 2012. Previously, he served as the Chairman and Chief Executive Officer of GenOn from December 2010 to December 2012. He also served as President of GenOn from August 2011 to December 2012. Prior to that, Mr. Muller served as the Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to December 2010. He served as President and Chief Executive Officer of Edison Mission Energy, a California-based independent power producer from 1993 to 2000. Mr. Muller is also a director of Transocean Ltd. and AeroVironment, Inc.

Mr. Muller's experience as a chief executive provides him with deep knowledge of the challenges and opportunities faced by a larger company. With over 20 years of energy industry experience, Mr. Muller is very qualified to provide essential insight and guidance to our Board.

Anne C. Schaumburg
Age 65
Audit Committee
Home and Renew Committee
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was Managing Director of Credit Suisse First Boston and a Senior Banker in the Global Energy Group. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

Ms. Schaumburg brings extensive financial experience and expertise to the Board which is valuable to the review of the Company's financings, transactions, and overall financial oversight. In addition, Ms. Schaumburg is able to provide the Board with essential insight into the financial services industry and financial markets.

Evan J. Silverstein
Age 60
Finance and Risk Management Committee (Chair)
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Silverstein has been a director of NRG since December 2012. Previously, he served as a director of GenOn from August 2006 to December 2012. He served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005. Previously, he served as portfolio manager specializing in utilities and energy companies and as senior equity utility analyst. Mr. Silverstein has given numerous speeches and has testified before Congress on a variety of energy-related issues. He is an audit committee financial expert.

These experiences, Mr. Silverstein's extensive industry knowledge and his success as the head of a major investment fund in the utility and merchant power sector bring an important perspective to our Board. In addition, Mr. Silverstein's service as a director of GenOn enables him to provide the Board significant integration, managerial, strategic, and financial oversight.

Thomas H. Weidemeyer
Age 67
Finance and Risk Management Committee
Governance and Nominating Committee (Chair)
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world's largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Mr. Weidemeyer's executive management experience with a logistics company involving extensive supply chain management brings important skills highly valued both by the Company itself and by its Board of Directors. In addition, Mr. Weidemeyer's service on other boards gives him a direct insight into best practices that is valuable to our Board.

Walter R. Young
Age 70
Compensation Committee (Chair)
Home and Renew Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Mr. Young brings a wide array of experience, expertise and points of view to the Board as a result of his service as a former chief executive officer of a large public company outside of the energy sector and his involvement in numerous private start-up businesses, buy-outs and later stage investments. Mr. Young's skills in corporate finance and accounting matters enable him to be a valuable asset to the Board.

The Board recommends a vote "FOR" the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted "FOR" each of the nominees unless a contrary vote is specified.

PROPOSAL NO. 2

APPROVAL OF THE SECOND AMENDED AND RESTATED
ANNUAL INCENTIVE PLAN FOR
DESIGNATED CORPORATE OFFICERS

        The Board has adopted the Second Amended and Restated Annual Incentive Plan for Designated Corporate Officers. The AIP was adopted by the Board following the expiration of the prior AIP which was approved by stockholders in 2009 and expired on January 1, 2014. The primary change to the AIP was the modification of the term of the AIP which now extends through January 1, 2025. The Board believes that the AIP enhances the Company's ability to attract and retain individuals of exceptional managerial talent and that it is in the best interest of the Company to seek stockholder approval with respect to the AIP so that the Company may be eligible to take a tax deduction with respect to certain awards made under the AIP pursuant to Section 162(m) of the Code.

        The following is a summary of the material features of the AIP, which is qualified in its entirety by reference to the complete text of the AIP attached to this Proxy Statement as Appendix A.

Description of the AIP

        Eligible Participants.    NRG's President and Chief Executive Officer and any other officers of the Company or its affiliates selected by the Compensation Committee on or before the 90th day of a performance period are eligible to participate in the AIP. Approximately six employees are currently eligible to be selected by the Compensation Committee to participate in the AIP.

        Awards Under the AIP.    The Compensation Committee will establish target cash award levels and performance goals for each performance period, which will be used as the basis for granting awards under the AIP. The AIP's performance periods are 12 consecutive months long, and they coincide with the Company's fiscal year. The Compensation Committee will base the performance goals for a performance period on any one or more of the following performance factors, which will be computed in accordance with accounting principles generally accepted in the United States, when appropriate, and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable performance period: consolidated pre-tax earnings; net or gross revenues; net earnings; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; net income, diluted or basic; return on sales; return on assets; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income from operations; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total stockholder return for the applicable performance period. For any plan year, performance factors may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other entities or indices or as ratios expressing relationships between two or more performance factors, and may be expressed in terms of a progression within a specified range. Performance factors may be in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level.

        The Compensation Committee is responsible for administering the AIP. No later than the 90th day of each performance period, the Compensation Committee will establish the performance goals under the performance criteria listed above for the period. Following the end of each performance period and prior to any award being paid, the Compensation Committee will certify whether or not and the extent to which the performance goals have been met.

        The Compensation Committee retains the discretion to reduce or eliminate awards that are otherwise payable under the AIP. In addition, in no event will an award be paid if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are not met.

        Since awards payable under the AIP are dependent on the Company's financial and business performance, the awards are currently not determinable.

        Clawback.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then any participant who has been paid a bonus under the AIP based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such bonus paid to such participant.

        Award Limitation.    No participant will receive an award for any performance period that exceeds $5,000,000.

        Amendment, Term and Termination.    The Compensation Committee may amend the AIP prospectively at any time for any reason without giving advance notice. In addition, the Compensation Committee may terminate or reduce the benefits payable under the AIP with respect to both individuals receiving benefits and those who may receive benefits in the future.

        Unless terminated earlier by the Compensation Committee, the AIP will automatically terminate on January 1, 2025.

The Board recommends, on the advice of the Compensation Committee, a vote "FOR" the AIP.
Proxies solicited by the Board will be voted "FOR" the AIP unless a contrary vote is specified.

 PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NRG'S EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, the stockholders of NRG are entitled to vote at this year's Annual Meeting to approve the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        As described more fully in the CD&A, NRG's executive compensation program is designed to attract, retain and reward top executive talent. The intent of NRG's compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.

        This proposal, commonly known as a "say on pay" proposal, gives stockholders the opportunity to express their views on NRG's named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the stockholders and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, stockholders' concerns will be considered and the Board and the Compensation Committee will evaluate actions necessary to address those concerns.

The Board recommends a vote "FOR" the approval of the Company's executive compensation as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted "FOR" the approval of the Company's named executive officer compensation unless a contrary vote is specified.

 PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE 2015 FISCAL YEAR

        The Audit Committee appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the 2015 fiscal year at a meeting held in February. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

        The Audit Committee first engaged KPMG LLP as the Company's independent registered public accounting firm on May 24, 2004.

The Board recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2015 fiscal year. Proxies solicited by the Board will be voted "FOR" ratification unless a contrary vote is specified.

EXECUTIVE OFFICERS

        Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. The biographical information for each of the executive officers is provided below.

David Crane
Age 56
President and Chief Executive Officer

        For biographical information for David Crane, see "Nominees for Director."

Kirkland Andrews
Age 47
Executive Vice President and Chief Financial Officer

        Mr. Andrews has served as Executive Vice President and Chief Financial Officer of NRG since September 2011. Mr. Andrews also has served as Executive Vice President and Chief Financial Officer and as a director of NRG Yield, Inc. since December 2012. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities — Americas at Deutsche Bank Securities from June 2009 to September 2011. Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from November 2007 to June 2009, and Head of Power M&A, Mergers and Acquisitions from July 2005 to November 2007. In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions.

David Callen
Age 43
Vice President and Chief Accounting Officer

        Mr. Callen has served as Vice President and Chief Accounting Officer since March 2015. In this capacity, Mr. Callen is responsible for directing NRG's financial accounting and reporting activities. Mr. Callen also has served as Vice President and Chief Accounting Officer of NRG Yield, Inc. since March 2015. Prior to this, Mr. Callen served as the Company's Vice President, Financial Planning & Analysis from November 2010 to March 2015. He previously served as Director, Finance from October 2007 through October 2010, Director, Financial Reporting from February 2006 through October 2007, and Manager, Accounting Research from September 2004 through February 2006.

Tanuja Dehne
Age 43
Senior Vice President and Chief Administrative Officer

        Ms. Dehne has served as Senior Vice President and Chief Administrative Officer since December 2014. In this capacity, Ms. Dehne is responsible for the oversight of NRG's Human Resources, Information Technology, Communications and Sustainability Departments, including NRG's charitable giving program, M&A integrations and big data analytics. Ms. Dehne served as Senior Vice President, Chief of Staff from January 2014 to December 2014, where she was responsible for the oversight of NRG's Communications Department and worked with the Chief Executive Officer to shape and guide the narrative of the Company. Ms. Dehne served as Senior Vice President, Human Resources from November 2011 to January 2014 where she led all areas of Human Resources, including benefits, compensation, labor and employee relations, recruiting and staffing, organizational development and training and human resources information systems for 8,500 employees. From July 2005 to October 2011, Ms. Dehne served as NRG's Corporate Secretary and was responsible for corporate governance, corporate transactions, including financings, mergers and acquisitions, public and private securities offerings and securities and stock exchange matters and reporting compliance. From 2004 to 2007, Ms. Dehne was NRG's Assistant General Counsel, Securities and Finance and was promoted to Deputy

General Counsel in 2007. Prior to joining NRG, Ms. Dehne was an associate at Saul Ewing LLP, a law firm in Philadelphia, Pennsylvania and Princeton, New Jersey.

Mauricio Gutierrez
Age 44
Executive Vice President and Chief Operating Officer

        Mr. Gutierrez has served as Executive Vice President and Chief Operating Officer since July 2010. In this capacity, Mr. Gutierrez oversees NRG's Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. Mr. Gutierrez also has served as Executive Vice President and Chief Operating Officer and as a director of NRG Yield, Inc. since December 2012. He previously served as Executive Vice President, Commercial Operations, from January 2009 to July 2010 and Senior Vice President, Commercial Operations, from March 2008 to January 2009. In this capacity, he was responsible for the optimization of the Company's asset portfolio and fuel requirements. Prior to this, Mr. Gutierrez served as Vice President Commercial Operations Trading from May 2006 to March 2008. Prior to joining NRG in August 2004, Mr. Gutierrez held various positions within Dynegy, Inc., including Managing Director, Trading — Southeast and Texas, Senior Trader East Power and Asset Manager. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager at DTP involved in various energy and infrastructure projects in Mexico.

David R. Hill
Age 51
Executive Vice President and General Counsel

        Mr. Hill has served as Executive Vice President and General Counsel since September 2012. Mr. Hill also has served as Executive Vice President and General Counsel of NRG Yield, Inc. since December 2012. Prior to joining NRG, Mr. Hill was a partner and co-head of Sidley Austin LLP's global energy practice group. Prior to this, Mr. Hill served as General Counsel of the U.S. Department of Energy (DOE) from August 2005 to January 2009 and, for the three years prior to that, as Deputy General Counsel for Energy Policy of the DOE. Before his federal government service, Mr. Hill was a partner in major law firms in Washington, D.C. and Kansas City, Missouri, and handled a variety of regulatory, litigation and corporate matters.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth information concerning beneficial ownership of the Company's common stock as of March 16, 2015, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table (NEOs); and (c) the directors and executive officers as a group. For each person known to the Company to own more than five percent of the Company's common stock, the information provided is as of the date of their most recent filing with the SEC. Percentage of beneficial ownership is based on 337,175,101 shares of common stock outstanding as of March 16, 2015 plus, for our directors and executive officers, shares that such person has the right to acquire within 60 days of March 16, 2015 through the exercise of stock options or similar rights. None of the directors, nominees for director or named executive officers own any of the Company's preferred stock, and the Company is not aware of any person who owns more than five percent of the Company's preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Common Stock(1)	Percent of Class**
David Crane	1,221,937	*	(2)
Kirkland Andrews	114,316	*	(3)
Mauricio Gutierrez	177,415	*	(4)
John W. Ragan	154,194	*	(5)
Denise Wilson	111,721	*	(6)
Howard E. Cosgrove	81,764	*	(7)
Edward R. Muller	680,630	*	(8)
E. Spencer Abraham	18,385	*	(9)
Kirbyjon H. Caldwell	31,790	*	(10)
Lawrence S. Coben	61,287	*	(11)
Terry G. Dallas	22,411	*	(12)
William E. Hantke	34,473	*	(13)
Paul W. Hobby	39,638	*
Anne C. Schaumburg	41,671	*	(14)
Evan J. Silverstein	29,928	*	(15)
Thomas H. Weidemeyer	45,323	*	(16)
Walter R. Young	71,057	*
All Directors and Executive Officers as a group (20 people)	3,030,611	*	(17)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	34,599,665	10.26%	(18)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,761,193	7.64%	(19)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	23,529,579	6.98%	(20)
Capital Research Global Investors 333 South Hope Street, Los Angeles, California 90071	19,964,369	5.92%	(21)
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	18,343,461	5.44%	(22)
State Street Corporation One Lincoln Street Boston, Massachusetts 02111	17,047,369	5.06%	(23)

*
Less than one percent of outstanding common stock.

**
Percentage ownership of 5%+ stockholders is provided as of March 16, 2015.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 332,300 shares that may be acquired at or within 60 days of March 16, 2015, pursuant to the exercise of options, 38,142 deferred stock units (DSUs) and 11,475 dividend equivalent rights (DERs). Each DSU represents the right of a participant to be paid one share of NRG's common stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of common stock for each DSU he owns six months from the date of his termination of employment with NRG. Each DER is the right to receive one share of NRG's common stock and becomes exercisable proportionately with the DSUs to which they relate.

(3)
Includes 3,156 DERs.

(4)
Includes 3,156 DERs.

(5)
Includes 62,800 shares that may be acquired at or within 60 days of March 16, 2015, pursuant to the exercise of options and 2,977 DERs.

(6)
Includes 2,977 DERs.

(7)
Includes 20,000 shares held by Mr. Cosgrove's spouse and 60,903 DSUs. Mr. Cosgrove's DSUs become payable in the event he ceases to be a member of the Board. Mr. Cosgrove also owns 42,702 DSUs that will be exchanged for shares of NRG's common stock on a one-to-one basis on the following schedule: (a) 24,298 twelve months from the date of termination and (b) 18,404 twenty-four months from the date of termination.

(8)
Includes 10,779 shares held in trust, 13,577 DSUs and 3,883 DERs, payable in the event Mr. Muller ceases to be a member of the Board. Also includes 655,871 shares that may be acquired at or within 60 days of March 16, 2015, pursuant to the exercise of options.

(9)
Includes 11,364 DSUs and 335 DERs, payable in the event Secretary Abraham ceases to be a member of the Board.

(10)
Includes 31,259 DSUs and 531 DERs, payable in the event Mr. Caldwell ceases to be a member of the Board.

(11)
Includes 60,752 DSUs and 535 DERs, payable in the event Dr. Coben ceases to be a member of the Board.

(12)
Includes 6,049 DSUs and 577 DERs, payable in the event Mr. Dallas ceases to be a member of the Board. Excludes 13,761 DSUs issued to Mr. Dallas that will be exchanged for common stock on a one-for-one basis on the following schedule: (a) 3,440 on January 15, 2021; (b) 3,440 on January 15, 2022; (c) 3,440 on January 15, 2023; and (d) 3,441 on January 15, 2024. Also includes 3,516 shares that may be acquired at or within 60 days of March 16, 2015, pursuant to the exercise of options.

(13)
Includes 467 DERs. Excludes 7,099 DSUs issued to Mr. Hantke that will be exchanged for common stock on a one-for-one basis on the following schedule: (a) 2,102 on June 1, 2016; (b) 1,895 on June 2, 2016; (c) 2,102 on June 1, 2017; and (d) 1,000 on June 1, 2018.

(14)
Includes 41,185 DSUs and 486 DERs, payable in the event Ms. Schaumburg ceases to be a member of the Board.

(15)
Includes 29,575 DSUs and 353 DERs, payable in the event Mr. Silverstein ceases to be a member of the Board.

(16)
Includes 34,876 DSUs, payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(17)
Consists of the total holdings of directors, named executive officers, and all other executive officers as a group.

(18)
Based upon information set forth in the Schedule 13G/A filed on February 13, 2015 by T. Rowe Price Associates, Inc. (Price Associates). Price Associates has the sole power to vote 12,407,881 shares and sole dispositive power over 34,504,115 shares. The aggregate amount of shares owned by each reporting person is 34,599,665 shares.

(19)
Based upon information set forth in the Schedule 13G/A filed on February 10, 2015 by The Vanguard Group, Inc. (Vanguard). Vanguard has the sole voting power over 577,186 shares and sole dispositive power over 25,213,218 shares. Vanguard has shared dispositive power over 547,975 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 454,875 shares as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 215,411 shares as a result of VIA serving as investment manager of Australian investment offerings.

(20)
Based upon information set forth in the Schedule 13G filed on February 2, 2015 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 20,579,142 shares and sole dispositive power over 23,529,579 shares.

(21)
Based upon information set forth in the Schedule 13G/A filed on January 9, 2015 by Capital Research Global Investors (CRGI). CRGI has the sole voting power and sole dispositive power over 19,964,369 shares. CRGI expressly disclaims that it is the beneficial owner of such securities.

(22)
Based upon information set forth in the Schedule 13G/A filed on February 3, 2015 by Franklin Mutual Advisers, LLC (FMA). FMA has the sole voting power and the sole dispositive power over 18,343,461 shares. FMA expressly disclaims that it is the beneficial owner of such securities.

(23)
Based upon information set forth in the Schedule 13G filed on February 12, 2015 by State Street Corporation (State Street). State Street has shared voting power and shared dispositive power over 17,047,369 shares.

        The following table sets forth information concerning beneficial ownership of NRG Yield, Inc.'s Class A common stock as of March 16, 2015, for: (a) each director and the nominees for director; (b) the NEOs; and (c) the directors and executive officers as a group. Percentage of beneficial ownership is based on 34,586,250 shares of NRG Yield Class A common stock outstanding as of March 16, 2015. Unless otherwise indicated, each person has the sole investment and voting power with respect to the shares of NRG Yield Class A common stock set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Class A Common Stock(1)		Percent of Class
David Crane	25,000	(2)	*
Kirkland Andrews	5,000		*
Mauricio Gutierrez	4,000		*
John W. Ragan	10,000		*
Denise Wilson	—		*
Howard E. Cosgrove	20,000		*
Edward R. Muller	—		*
E. Spencer Abraham	—		*
Kirbyjon H. Caldwell	—		*
Lawrence S. Coben	—		*
Terry G. Dallas	—		*
William E. Hantke	—		*
Paul W. Hobby	3,000		*
Anne C. Schaumburg	2,500		*
Evan J. Silverstein	—		*
Thomas H. Weidemeyer	—		*
Walter R. Young	—		*
All Directors and Executive Officers as a group (20 people)	73,000		*

*
Less than one percent of outstanding Class A common stock of NRG Yield, Inc.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 1,500 shares of Class A common stock acquired by Mr. Crane's children.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with NRG Yield, Inc.

        NRG formed NRG Yield, Inc. (NRG Yield) to own and operate a portfolio of contracted generation assets and thermal infrastructure assets that have historically been owned and/or operated by NRG and its subsidiaries. On July 22, 2013, NRG Yield completed its initial public offering of 22,511,250 shares of Class A common stock (IPO). We retained 42,738,750 shares of Class B common stock of NRG Yield and a 65.5% interest in NRG Yield LLC (Yield LLC). On July 29, 2014, NRG Yield issued 12,075,000 shares of Class A common stock and used the offering proceeds to acquire additional interests in Yield LLC, thus reducing our interest in Yield LLC to a 55.3% interest.

        In connection with the IPO, we entered into a Management Services Agreement, dated as of July 22, 2013 (Management Services Agreement), with NRG Yield pursuant to which we have agreed to provide or arrange for other service providers to provide management and administration services to NRG Yield. As part of the services provided, certain executive officers of NRG also serve as executive officers of NRG Yield. These executive officers are not required to dedicate a specific amount of time to fulfilling NRG's obligations to NRG Yield under the Management Services Agreement and are not separately compensated for their services to NRG Yield. Pursuant to the Management Services Agreement, NRG Yield paid a base management fee of approximately $1.5 million per quarter in 2014. The base management fee is adjusted for inflation annually at an inflation factor based on year-over-year CPI. The base management fee will also be increased in connection with NRG Yield's completion of future acquisitions by an amount equal to 0.05% of the enterprise value of the acquired assets as of the acquisition closing date. NRG Yield also reimburses us for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. For the year ended December 31, 2014, NRG received a total of approximately $8 million in compensation under the Management Services Agreement. The base management fee is expected to increase by approximately $164,000 per quarter in 2015 as a result of the annual CPI adjustment and NRG Yield's acquisition of certain assets from us.

Review, Approval or Ratification of Transactions with Related Persons

        The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (Policy). The Policy operates in conjunction with our Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (Related Person Transaction).

        A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

        Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Governance and Nominating Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee's guidelines. The Governance and Nominating Committee's activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

        Based upon a review of the copies of such forms furnished to us and any written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during the 2014 fiscal year, with the exception of a late Section 16 filing of Edward R. Muller.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Walter R. Young, Chair E. Spencer Abraham William E. Hantke

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary	38
Executive Compensation Program	38
Company Performance	40
CEO Pay Relative to Company Performance	41
Executive Compensation Program	43
2014 Named Executive Officers	43
Goals and Objectives of the Program	43
The Compensation Process	43
Compensation Consultant	43
Peer Group Analysis	44
Evaluating Performance	47
Elements of Compensation	47
Base Salary	48
Annual Incentive Compensation	48
Long-Term Incentive Compensation	55
Clawbacks	57
Benefits	58
Potential Severance and Change-in-Control Benefits	58
Other Matters	59
Stock Ownership Guidelines	59
Dilution and Run Rate	59
Tax and Accounting Considerations	60
Employment Agreements	68
Severance and Change-in-Control	69
Director Compensation	71
Director Stock Ownership Guidelines	73

Executive Summary

Executive Compensation Program

        The objectives of our executive compensation program are to align executive pay with stockholder value and incent executives to achieve improvements in corporate performance. This CD&A describes the elements, implementation, and 2014 results of our executive compensation program.

We received 97% support for our say on pay vote in 2014. Over the last several years, our Board, the Compensation Committee and our management team have heard our stockholders and we have addressed, and will continue to address, any concerns. The following summarizes our executive compensation program and highlights changes over the last several years, which are discussed in greater detail in the full description of our executive compensation program in this CD&A.

  •
  Alignment of Pay with Performance.  Our compensation program ties a significant portion of our named executive officers' (NEOs') long- and short-term compensation to the achievement of increases in Total Shareholder Return (TSR) and established corporate financial measures.

    à
    Long-Term Compensation.    Beginning with grants made in January 2014, we strengthened the performance metrics of our MSUs by increasing the minimum TSR requirement from 50% to 75%. As a result, if TSR drops more than 25% at the end of the three-year performance period, the entire award will be subject to forfeiture. For MSU awards granted prior to January 2014, if TSR drops more than 50% at the end of the three-year period, awards are forfeited completely. The increase of the minimum TSR threshold from 50% to 75% was made to help alleviate investor concern raised during our outreach in 2013 that a significant drop in TSR would still "reward" executives, albeit at a significantly reduced rate. In addition, our MSUs contain an embedded "valuation premium." For the 2014 grants, Company TSR must increase 6% for participant value to reach grant date fair value. Additionally, if our TSR drops 15%, the value to our participants declines 36% below the grant date fair value. Performance-based MSUs comprise 67% of annual equity incentive awards and time-vesting restricted stock units (RSUs) comprise only 33% of annual awards. See "Elements of Compensation — Long-Term Incentive Compensation" for more details regarding the MSU valuation and performance metrics.

    à
    Short-Term Compensation.    Beginning in 2013, we added and enhanced the individual performance metrics in our AIP to focus greater attention on return of capital to our stockholders, while retaining two core short-term financial performance goals that our stockholders favor — Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA. Under the AIP, short-term incentive cash bonuses are not paid at all if an established Consolidated Adjusted Free Cash Flow "gate" is not achieved, regardless of other financial or operational achievements. In addition, we have retained the following criteria used in determining bonuses under the AIP in 2014: (a) for such bonuses to ever move above target payout, management must deliver performance that exceeds the goals set for the target Consolidated Adjusted Free Cash Flow or the target Consolidated Adjusted EBITDA; (b) qualitative and individual performance metrics are only considered up to the target opportunity; any bonus paid above the target level is based solely on the level of achievement of the Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA goals; and (c) in order to obtain the maximum payout, under the AIP, our executive team must deliver exceptional performance on both of these goals.

  •
  Elimination of Tax Gross-Ups.  Effective December 4, 2014, our CEO's employment agreement was amended to eliminate his right to a change-in-control excise tax gross-up. Additionally, NEOs who were eligible to receive a change-in-control excise tax gross-up as participants of NRG's legacy Change-in-Control and Severance plans have been notified that gross-ups under such plans will be terminated as quickly as contractually possible. In 2013, the Compensation Committee eliminated all gross-ups for NEO perquisites. Once all of these changes have been fully implemented, all existing and legacy gross-up provisions will have been eliminated.

  •
  Target Pay at the Median.  We target the peer group median for total direct compensation. We believe the median is a generally accepted benchmark of external competitiveness and is sufficient to attract and retain key talent to the Company. Importantly, consistent with our pay-for-performance philosophy, actual compensation earned may be above or below the median target opportunity set at the beginning of the performance year based on actual Company and individual results.

  •
  Double Trigger Acceleration of Equity upon a Change-in-Control.  For all awards made under the LTIP after February 20, 2013, the Compensation Committee has implemented a "double-

    trigger" provision, thereby requiring loss of employment associated with a change-in-control before any such equity awards accelerate.

  •
  Anti-Hedging Policy.  Effective February 20, 2013, the Company adopted an anti-hedging policy that prohibits executive officers and members of the Board from engaging in any transaction intended to hedge against a drop in the price of the Company's stock.

  •
  Anti-Pledging Policy.  Effective February 20, 2013, the Company adopted an anti-pledging policy that prohibits executive officers and members of the Board from pledging the Company's stock as collateral or security.

  •
  Clawbacks.  We have a "clawback" policy with regard to awards made under the AIP and LTIP. This policy gives the Compensation Committee the discretion to require the NEOs to reimburse the Company for awards made under such plans following a material restatement of the Company's financial statements as a result of employee misconduct or in the case of fraud, embezzlement or other serious misconduct.

  •
  Robust Ownership Guidelines.  The Compensation Committee requires a robust stock ownership guideline for our NEOs. For example, the current guideline requires our CEO to hold NRG common stock with a value equal to at least six times base salary. We believe that such a policy supports the alignment of the executives' and stockholders' interests.

        The Compensation Committee has extensively evaluated and continues to evaluate relative metrics in its review of our executive compensation program, including a consideration of potentially applicable comparator groups and design methodologies. Because of the difficulty in assembling a peer group that is appropriate for performance comparisons, as described in this CD&A, the Compensation Committee believes that the best method for aligning the interests of management and stockholders is not only by benchmarking compensation to the peer group companies, but considering additional factors other than relative TSR when assessing the alignment of executive pay and performance. In addition, we explain in this CD&A the managerial challenges present in a persistent low power price and low commodity price environment, particularly in light of the fact that our stock price has generally had a higher correlation to natural gas prices as compared to many of our peers. We explain more fully in the section "The Compensation Process" why we believe our approach to evaluating performance against strict company metrics rather than relative performance makes sense for NRG and our stockholders at this time.

        We also focus our executive compensation disclosures on the link of long-term incentive compensation to TSR and the return of capital to stockholders. In this CD&A, we are providing additional information about our compensation peer group to provide context for how we believe our business compares with, or differs from, our peers, and how the Compensation Committee thinks about the peer companies as it makes compensation decisions on behalf of our stockholders.

Company Performance

        The Company's performance in 2014 was strong. The execution of our business strategy and incentive programs produced the following results:

  •
  Our Consolidated Adjusted EBITDA of $3,160 million exceeded target by $187 million (or 6%), which resulted in AIP funding at 129% of target.

  •
  Our Consolidated Adjusted Free Cash Flow of $1,175 million exceeded target by $156 million (or 15%), which resulted in AIP funding at 126% of target.

  •
  We replenished $830 million of capital following the sale of certain assets to NRG Yield announced in 2014.

  •
  As part of our two-year AIP Synergy bonus program developed to drive synergy creation through our merger with GenOn Energy, Inc. (GenOn), we achieved annual operational synergies of approximately $215 million. The operational synergies include operational improvements, repowering, tax and other synergies.

  •
  We continued to execute on our Capital Allocation Plan, which includes our common stock dividend. We implemented an annual common stockholder dividend of $0.36 per share in 2012 and increased the level to $0.48 per share in 2013 and $0.56 per share in 2014. In February 2015, we further increased the annual common stockholder dividend to $0.58 per share, which represents a 61% increase since implementation of the dividend.

  •
  We completed the $3.5 billion acquisition of Edison Mission Energy, adding approximately 8,000 MWs of conventional and renewable assets which we believe will create the second largest U.S. power company. Edison Mission Energy is now fully integrated into the Company.

  •
  We demonstrated another strong year with respect to safety and environmental performance in 2014, achieving top quartile performance in our industry.

  Business Strategy

        As demonstrated by these results, enhanced financial performance and Company growth were realized in 2014 through aligning our executives with performance and pursuing a relentless focus on our strategy to "Enhance Generation, Expand Retail and Go Green while engaging in Smart Capital Allocation."

        This strategy is intended to maximize stockholder value through the production and sale of safe, reliable and affordable power to our customers in the markets we serve, while aggressively positioning us to meet the market's increasing demand for sustainable, low carbon and portable energy solutions individualized for the benefit of the end use energy consumer. To address these trends and effectuate our strategy, we are focused on:

  •
  excellence in operating performance of our existing assets including repowering our power generation assets at premium sites and optimal hedging of generation assets and retail load operations;

  •
  serving the energy needs of end-use residential, commercial and industrial customers in competitive markets through multiple brands and channels with a variety of retail energy products and services differentiated by innovative features, premium service, sustainability, and loyalty/affinity programs;

  •
  investing in, and deploying, alternative energy technologies both in our wholesale portfolio through our wind and solar portfolio and, particularly, in and around our retail businesses and our customers as we transform this part of our business into a technology-driven provider of retail energy services; and

  •
  engaging in a proactive capital allocation plan focused on achieving the regular return of and on stockholder capital within the dictates of prudent balance sheet management; including pursuing selective acquisitions, joint ventures, divestitures and investments.

        To further enhance our strategy, we have reorganized our businesses and personnel on the basis of our key target customer segments. The businesses include NRG Business, NRG Home and NRG Renew. In addition, NRG Carbon 360 and NRG eVgo are two distinct businesses that have dedicated management and are organized separately within NRG because of their distinct capital structure, success metrics and competitive environment but are supportive of, and closely coordinated with, our core businesses. These businesses are further described in our Annual Report on Form 10-K for the year ended December 31, 2014 (2014 Form 10-K).

CEO Pay Relative to Company Performance

        The Compensation Committee believes that in 2014, Mr. Crane's compensation was well aligned with our performance and stockholder interests. The charts below illustrate the inherent pay-for-

performance alignment in our executive compensation program with respect to Mr. Crane's compensation. Specifically, the charts capture a five-year history of Mr. Crane's target total direct compensation (TDC) and total long-term incentive compensation (LTI) opportunity set by the Compensation Committee at the beginning of each performance year and compares TSR to his realizable total compensation for the related periods.

(1)  Performance Period In Progress.

(1)  Performance Period In Progress.

The target value of compensation includes:

  •
  Annual base salary;
  •
  Target bonus opportunity; and
  •
  Grant date fair value of equity awards.

The realizable value of compensation includes:

  •
  Actual base salary earnings;
  •
  Actual bonus/non-equity incentive compensation for the performance period;
  •
  Actual value of equity upon vesting, if vested (2010 - 2012 equity grants) (for example, 2012 LTI value is based on the vesting value at the end of the performance period (January 2, 2015)); and
  •
  Projected value of equity as of December 31, 2014, if unvested (2013 - 2014 equity grants).

Executive Compensation Program

2014 Named Executive Officers

        This CD&A describes our executive compensation program for our NEOs in 2014. For 2014, the NEOs were:

NEO	2014 Title
David Crane	President and Chief Executive Officer
Kirkland Andrews	Executive Vice President and Chief Financial Officer
Mauricio Gutierrez	Executive Vice President and Chief Operating Officer
John W. Ragan	Executive Vice President and Regional President, Gulf Coast
Denise Wilson	Executive Vice President and President, EV Solutions(1)

(1)
Title changed during 2014 from President, New Businesses to President, EV Solutions due to a change in NRG's organizational structure.

Goals and Objectives of the Program

        Our Compensation Committee designs and implements an executive compensation program to:

        •  closely align our executive compensation with stockholder value creation, while avoiding plans that encourage executives to take excessive risk;

        •  support the Company's long-term business strategy with tailored executive compensation incentives;

        •  provide for recruitment and retention of our executive team in a competitive industry; and

        •  provide a competitive compensation opportunity while adhering to market norms and pay levels.

        The Compensation Committee is responsible for the development and implementation of NRG's executive compensation program. The intent of our executive compensation program is to reward the achievement of NRG's annual goals and objectives while supporting our long-term business strategy. The Compensation Committee is committed to aligning executives' compensation with performance.

        The Compensation Committee's objectives are achieved through the use of both short-term and long-term incentives. The Company currently targets pay at the median of our peer group. In addition, through the AIP, the NEOs are rewarded for achieving annual corporate and individual goals.

The Compensation Process

Compensation Consultant

        Pursuant to its charter, the Compensation Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to assist the Compensation Committee in overseeing and reviewing our overall executive compensation strategy, structure, policies and programs, and to assess whether our compensation structure establishes appropriate incentives for management and other key employees.

        Frederic W. Cook & Co., Inc. (FWC), the Compensation Committee's independent compensation consultant for fiscal year 2014, assisted with executive pay decisions and worked with the Compensation Committee to formulate the design of the executive compensation program for 2014. In July 2014, the

Compensation Committee hired Pay Governance LLC (Pay Governance) as its new independent compensation consultant to assist with executive pay decisions for fiscal year 2015.

        FWC and Pay Governance reported directly to the Compensation Committee and provided no other remunerated services to the Company or any of its affiliates. In accordance with SEC rules and requirements, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC or Pay Governance (or any individuals working on the Company's account on their behalf).

Peer Group Analysis

        Every year, the Compensation Committee reviews all elements of executive compensation against market data to gauge the competitiveness of the Company's programs. One of the core aspects of this study is the formulation of a comparator group which is established prior to any compensation data being analyzed.

        NRG's closest peers are Independent Power Producers (IPPs). There have been tremendous business challenges within this sub-industry over the last several years, which resulted in companies filing for bankruptcy or being acquired, thereby reducing the pool of direct competitors. Further, as described above with respect to our business strategy, we have reorganized our businesses and personnel on the basis of their key target customer segments, which has the effect of creating peers within our specific business areas, but no true peer for NRG as a whole. In addition, the Compensation Committee believes that comparator groups should be reasonably sized (in terms of the number of companies that constitute the group) in order to provide statistically significant comparisons for compensation purposes. Due to consolidation in the IPP industry, the Compensation Committee considers other power and utilities companies to serve as peers in its efforts to construct an appropriate sample set.

        Given the characteristics of the peer group, the Compensation Committee has determined that the best solution for the Company and its investors is to use a group of companies that operate in some overlapping businesses with NRG, that have similar complexity to NRG, and from which it is likely that NRG will hire executive talent. More important, the Compensation Committee believes that the most appropriate way to hold management accountable for the results they can actually deliver is to develop robust absolute performance measures for the management team and not base their performance on comparisons to a peer group that will perform very differently than NRG.

        The following is a detailed description of our peer group setting process and additional details on some of the unique challenges (and potential opportunities) for NRG in peer group selection and usage.

  Our 2014 Peer Group

        The Compensation Committee, with support from its advisors, identifies the best comparator group it can within relevant industries. In 2014, much like in prior years, with the assistance of FWC, the Compensation Committee identified a "peer group" for compensation benchmarking purposes composed of publicly-traded competitive power companies, utility holding companies with competitive power generation operations, as well as other similarly-sized energy companies. Peer group selection focuses on companies in the Utilities (5510) Global Industry Classification Standard (GICS), which is consistent with the Company's generation focus and in particular the sub-industries of (a) Independent Power Producers & Energy Traders (551050) (our primary focus), (b) Multi-Utilities (551030), and (c) Electric Utilities (551010).

        After the universe of companies in the relevant GICS classifications was identified, the Compensation Committee then narrowed the list of companies. For statistical purposes, the Compensation Committee believes that a peer group should generally comprise 10 to 20 companies.

  •
  Because compensation opportunities are strongly correlated to company size, the Compensation Committee first narrowed the list of potential peers to those companies with (a) revenues of approximately 0.45 to 2.10 times of NRG's projected revenues; and (b) market capitalization generally between one-fifth (1/5) and 5 times NRG's market capitalization.

  •
  Next, the Compensation Committee analyzed the remaining companies to determine which could be considered "talent competitors."

  •
  The Compensation Committee then reviewed the list of potential peer companies to determine if stockholders would consider the peers as alternative investment opportunities.

  •
  The Compensation Committee then considered the overall reasonableness of the list of potential peer companies as a whole. Finally, the Compensation Committee performed a "peer of peer" analysis to confirm the appropriateness of potential peer companies and to assess companies that NRG's peers use in their own peer groups.

        While the process above yields the best peer group NRG can define, it still does not address the significant questions about meaningful performance differences and market expectations of the performance of these businesses, such as those discussed below under "Limitations on the Use of the Peer Group — Performance Characteristics of the Peer Group."

        The Compensation Committee aims to compare our executive compensation program to a consistent peer group year-to-year, but given the dynamic nature of our industry and the companies that comprise it, we annually examine the list for opportunities for improvement. For 2014, the peer group did not change from the prior year:

AES Corporation (NYSE: AES)	Entergy Corporation (NYSE: ETR)
Ameren Corporation (NYSE: AEE)	Exelon Corporation (NYSE: EXC)
American Electric Power (NYSE: AEP)	FirstEnergy Corp. (NYSE: FE)
Calpine Corporation (NYSE: CPN)	NextEra Energy, Inc. (NYSE: NEE)
CenterPoint Energy, Inc. (NYSE: CNP)	PPL Corporation (NYSE: PPL)
CMS Energy Corporation (NYSE: CMS)	Public Service Enterprise Group Inc. (NYSE: PEG)
Dominion Resources, Inc. (NYSE: D)	Sempra Energy (NYSE: SRE)
DTE Energy Company (NYSE: DTE)	TransAlta (Canadian Company listed on the Toronto Exchange)
Edison International (NYSE: EIX)	Xcel Energy Inc. (NYSE: XEL)

        Following its engagement by the Compensation Committee, Pay Governance recommended that the peer group be amended for 2015 to replace CMS Energy Corporation with The Southern Company.

  Limitations on the Use of the Peer Group

        Target executive pay is benchmarked to the median of the peer group. While the peer group is reasonable for benchmarking target levels of compensation, it is far less useful for judging relative performance when determining whether to pay at, above, or below target. In lieu of using the peer group for relative performance in the pay setting process, the Compensation Committee has established other performance benchmarks for purposes of determining pay as discussed below under "Elements of Compensation."

        As stockholders consider the relative performance of NRG against its peers, we recommend they consider the following:

        Categories of Peers.    There are three categories of companies within our peer group as defined by the sub-industry GICS classification: (a) IPPs, of which we are one; (b) Electric Utility Companies; and (c) Multi-Utilities, of which (b) and (c) generally comprise companies that may trade differently from IPPs given their operations consist of either a pure regulated business or a diversified company largely made up of a regulated business. These three groups are all classified as utilities companies within our four-digit GICS code and represent a reasonable look at the market for executive talent in our field. However, these three groups are very different in terms of business model, how they are perceived by the market from a risk perspective and how their stocks are valued by the market.

        Managing in a Persistent Low Power Price and Low Commodity Price Environment.    While many factors affect our stock price, the chart below illustrates our significant exposure to commodity prices as evident by the high correlation of our stock price to natural gas prices. As a result, our stock price performs differently than many other companies in the power and utilities industry.

(1)
Assumes that $100 was invested on December 31, 2011. Excludes dividends.

(2)
The comparisons in the graph are not intended to forecast or be indicative of the possible future performance of our common stock.

(3)
Represents the NYMEX Henry Hub natural gas futures calendar 12-month strip, which is the average price of the next calendar year Henry Hub natural gas futures contracts on the NYMEX.

        Management strives to insulate our business from the volatile commodities market and has taken measures to derisk our business and decouple our stock performance from energy price fluctuations. This means effectively managing our core business while positioning the Company for success in emerging areas of opportunity and value creation. Additionally, our risk management policies provide stability in cash flow and earnings through a proactive hedging program.

Evaluating Performance

        In an effort to create stockholder value, we strive to realize our business strategy as described above under the header of "Executive Summary — Business Strategy." During 2014, we successfully delivered on our 2014 Adjusted EBITDA and Free Cash Flow targets while executing several key growth initiatives intended to enhance stockholder value. These key growth initiatives included, among others, the successful acquisition and integration of the assets acquired from Edison Mission Energy and Dominion Resources Inc.'s retail business, the combination of the Company's legacy residential solar business with the acquisitions of Roof Diagnostics Solar and Pure Energies to form NRG Home Solar, the replenishment of capital resulting from the sale of assets to NRG Yield, and the implementation of a balanced capital allocation plan through the common stock dividend and share repurchases.

        The Compensation Committee evaluates performance in light of these achievements and, in connection with such evaluation, believes it is more appropriate to consider the factors set forth in detail below under "Elements of Compensation" rather than focus solely on relative metrics.

Elements of Compensation

Since 2011, we have used the median percentile in establishing our targeted total direct compensation (cash and equity) levels for our NEOs based on the results of the competitive analysis of our peer group. We expect that, over time, targeted total direct compensation of our executive officers will continue to land near the median of our peer group. We focus realized pay in any year on the achievement of defined performance-based compensation metrics.

        While a portion of our compensation is fixed, a significant percentage is risk-based and payable and/or realizable only if certain performance objectives are met. The following charts illustrate the target percentage of annual fixed compensation, time-based compensation and performance-based compensation payable to our NEOs.

Base Salary

        Base salary compensates NEOs for their level of experience and position responsibilities, and for continued expectation of superior performance. Recommendations on increases to base salary take into account, among other factors, the NEO's individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. In 2014, base salary increases for Messrs. Andrews, Gutierrez and Ragan and Ms. Wilson reflected market-based adjustments and the Compensation Committee's assessment of performance. The Compensation Committee increased Mr. Crane's salary to $1.3 million in 2014 as a result of market-based adjustments and the Compensation Committee's assessment of his performance. Prior to the change in 2014, Mr. Crane's salary had not been increased since 2011.

        For 2014, the base salary for each NEO was as follows:

Named Executive Officer	2014 Annualized Base Salary ($)	Percentage increase over 2013 (%)(1)	Actual 2014 Base Salary Earnings ($)
David Crane	1,300,000	7.44%	1,297,577
Kirkland Andrews	624,225	1.50%	623,977
Mauricio Gutierrez	624,225	1.50%	623,977
John W. Ragan	588,700	1.50%	588,466
Denise Wilson	588,700	1.50%	588,466

(1)
As compared to the December 31, 2013 annualized base salary.

Annual Incentive Compensation

  Overview

        Annual incentive plan bonus compensation awards (AIP Incentive bonuses) are made under our AIP, which is up for re-approval at the Annual Meeting for Section 162(m) purposes. AIP Incentive bonuses are short-term compensation designed to compensate NEOs for meeting annual individual and Company goals, both financial and non-financial. The annual incentive compensation opportunity is defined as a percentage of each NEO's annual base salary. AIP Incentive bonuses are subject to the following requirements:

  •
  A Consolidated Adjusted Free Cash Flow performance metric (AIP Gate) is established for each plan year. For 2014, the AIP Gate was $790 million, a level the Compensation Committee believes was appropriate for a minimally acceptable level of financial performance.

  •
  Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA performance metrics are established at threshold, target and maximum levels for purposes of determining the elements of the bonus that are based on financial performance. For 2014, the threshold and target levels were:

Performance Metric	Threshold ($)	Target ($)
Consolidated Adjusted Free Cash Flow	790 million	1,019 million
Consolidated Adjusted EBITDA	2,590 million	2,973 million

        The Compensation Committee has established the maximum AIP Incentive bonus opportunity at levels that can only be achieved with exceptional Company performance. We have not disclosed the maximum levels in this Proxy Statement as we believe that disclosure would likely cause substantial competitive harm in that it would identify strategic goals and budget projections to our competitors. While we strive for this level of performance every year, the goals are set at significantly challenging levels and, as such, the Compensation Committee expects that over time the maximum level will not be reached often. Over the last ten years, we have only achieved maximum payout twice, despite strong Company performance in most of those years.

•
Other quantitative and qualitative performance goals are established for each NEO. These performance goals include financial and non-financial measures that we believe are central to our stockholders' view of Company performance and critical to our business, such as capital allocation, safety, environmental compliance, talent development, growth strategies and individual performance.

        The Compensation Committee determines the payouts of AIP Incentive bonuses as follows:

  •
  If the AIP Gate is not achieved, no AIP Incentive bonuses are paid, regardless of performance in any other metrics.

  •
  Unless one of either target Consolidated Adjusted Free Cash Flow or target Consolidated Adjusted EBITDA is exceeded, no NEO can receive an AIP Incentive bonus above the target level.

  •
  Up to the target level of bonus opportunity, achievement of the other weighted quantitative and qualitative goals are used by the Compensation Committee to increase or decrease the actual AIP Incentive bonus.

  •
  For any AIP Incentive bonus in excess of the target level, the Compensation Committee uses only Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements; the other quantitative and qualitative goals are capped at the target level. Such cap ensures that NEOs are only awarded above target for delivering direct Company financial results for stockholders.

        In 2013, due to the importance of realizing synergies through the GenOn merger, the Compensation Committee established an additional bonus opportunity under the AIP to reward NEOs for the successful integration of GenOn's operations with the Company (the AIP Synergy bonus). For 2014, the AIP Synergy bonus was based on annual operational synergies achieved as of December 31, 2014 on a run rate basis. The Compensation Committee established target and "stretch" goals based on achievement of such operational synergies; no such incentive awards were paid if the target goals were not achieved. We believe that the AIP Synergy bonuses provided an additional correlation between our pay and strong performance for our stockholders, given the potential for these results to drive exceptional value for our stockholders over the next several years.

        The Compensation Committee established the AIP performance metrics and goals for the CEO after reviewing the CEO's business strategy and considering other matters such as the recent stockholder feedback with respect to a focus on capital allocation. For the other NEOs, the CEO recommends performance metrics and goals, and allocations of such metrics and goals, based on position and responsibilities. Such recommendations are reviewed and approved or amended by the Compensation Committee.

  AIP Incentive Bonus Opportunity

        The threshold, target and maximum AIP Incentive bonus opportunities for the NEOs for 2014, expressed as a percentage of base salary earnings, were:

Named Executive Officer	Gate Not Met (%)	Threshold (%)(1)	Target (%)(1)	Maximum (%)(2)	Target Amount ($)
David Crane	0	50.0	125.0	250.0	1,621,971
Kirkland Andrews	0	50.0	100.0	150.0	623,977
Mauricio Gutierrez	0	50.0	100.0	150.0	623,977
John W. Ragan	0	37.5	75.0	112.5	441,349
Denise Wilson	0	37.5	75.0	112.5	441,349

(1)
This assumes that each of the financial performance metrics and all other quantitative and qualitative goals are achieved at threshold or target levels, respectively.

(2)
Only Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements are used to pay an AIP Incentive bonus above target.

  2014 AIP Incentive Bonus Performance Criteria

        The table below sets forth the 2014 AIP Incentive bonus performance metrics from which different goals and different weightings were selected for each NEO. Performance goals are chosen to align with our annual business plan and our overall business objective of increasing stockholder value and improving corporate performance. The quantitative and qualitative performance goals are described below and the weighting attributed to each NEO reflects his or her position and responsibilities.

2014 Performance Goals	2014 Target Level
Quantitative Performance Goals
Consolidated Adjusted EBITDA(1)(2)	$2,973 million
Regional Adjusted EBITDA and Growth Initiatives(1)(3)	$629 million (Ragan) ($17) million (Wilson)(4)
Consolidated Adjusted Free Cash Flow(1)(5)	$1,019 million
Regional Safety / Environmental(6)	Safety target = 0 OSHA Recordables (Wilson)(7) Safety target = 8 OSHA Recordables (Ragan)(7) Environmental target = 18.5 points (Ragan)(8)
Corporate Safety / Environmental(9)	Safety target = 0.76 OSHA Total Recordable Injury Rate(10) (Crane, Gutierrez) Environmental Target = 95 points(8) (Crane, Gutierrez)

2014 Performance Goals	2014 Target Level
Qualitative Performance Goals
Capital Allocation	Meet credit ratios, effectively return capital to stockholders, and execute on the NRG Yield strategy (Crane, Andrews)
Staff Development and Talent Management	Personnel recruitment, education, and advancement, including diversity advancements. Effectively lead, maximize development opportunities, and ensure employee engagement and productivity (Crane)
Teamwork/Collaboration/STRIVE/People Leadership/Talent Management	Effectively collaborate across multiple lines of business to maximize operational / financial results. Demonstrate our Corporate STRIVE values. Effectively lead, maximize development opportunities, and ensure employee engagement and productivity (Andrews, Gutierrez, Ragan)
FORNRG	Achieve targeted savings in the Company's 2014 cost reduction plan (FORNRG) (Ragan)
Sales/Customer Development/New Growth Projects	Development of sales across multiple business lines, including large scale growth prospects (Ragan)
Trading P&L	Maximizing operating income through procurement and management of fuel and sale of energy. Includes effective integration of Boston Energy Trading and Marketing. (Gutierrez)
Strategic Development/Implementation	Development, dissemination, and execution of corporate strategy (Crane)
Individual Performance / Goal and Development Achievement	Individual performance versus mutually agreed-upon annual goals (Andrews, Gutierrez, Ragan)
Growth Services/B2B/Operational Synergies	Grow Company through development; deliver on Distributed Generation growth plan; achieve operational asset synergies for assets acquired from the GenOn and EME mergers (Gutierrez)
Effective Financial Strategies for New Businesses	Develop and implement successful financing vehicles to support new businesses (Andrews)
Residential Solar Strategy	Develop and implement a residential solar business plan to include product co-branding (Wilson)
Petra Nova Strategy	Advance Petra Nova to full notice to proceed (Wilson)

2014 Performance Goals	2014 Target Level
California eVgo	Fulfill and exceed NRG's California eVgo build-out requirements (Wilson)
National eVgo	Expand eVgo into a viable business beyond California (Wilson)

(1)
Our Statement of Operations and Statement of Cash Flows are found in Item 15 — Consolidated Financial Statements to our 2014 Form 10-K.

(2)
Net Income before Interest Expense, Income Tax, Depreciation and Amortization (EBITDA), as further adjusted for certain non-recurring items and to exclude mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded cash flow hedge accounting treatment.

(3)
Regional Net Income before Interest Expense, Income Tax, Depreciation, and Amortization (Regional EBITDA), as further adjusted for certain non-recurring items and to exclude mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded cash flow hedge accounting treatment.

(4)
The targeted 2014 Adjusted EBITDA for Ms. Wilson relates solely to the eVgo business, which is expected to have positive Adjusted EBITDA in 2017 and thereafter. The targeted 2014 Adjusted EBITDA metric primarily reflects the targeted development spend for 2014 in order to achieve this goal.

(5)
Cash Flow from Operations, excluding changes in nuclear decommissioning trust liability and changes in collateral deposits supporting energy risk management activities, less maintenance and environmental capital expenditures (net of financings) and including net payments to settle acquired derivatives that include financing elements and purchases and sales of emission allowances.

(6)
Applied safety practices at regional plant and office locations and qualitative and/or quantitative assessment of environmental compliance initiatives.

(7)
Based upon OSHA Recordable Injuries in the region.

(8)
Environmental targets are established by setting a target that contemplates the number of notices of violations, reportable spills, or non-compliance events at each Regional plant, such as air emissions exceedance, waste water non-compliance, or administrative non-compliance. Each plant starts the year with a base number of zero and any non-compliance event adds a point and projects addressing climate change, clean air and protecting our resources can result in a maximum one-point reduction.

(9)
Applied safety practices at plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives.

(10)
Based upon OSHA Total Recordable Injury Rate.

  Weighting of NEO AIP Performance Goals

        The AIP Incentive bonus performance goals for all NEOs are based upon our corporate business strategy and the NEO's individual development year-over-year, in conjunction with the applicability of the corporate goals to the NEO's business unit. For example, for our CEO and CFO, the performance goals are more heavily weighted towards our overall financial performance due to the nature of their respective positions with the Company. In addition, a portion of the AIP Incentive bonuses paid to our CEO and CFO are specifically linked to execution of our Capital Allocation Plan, which includes a focus on the return of capital to our stockholders. For the other NEOs, performance goals are weighted more heavily towards corporate or regional financial and operational performance, and safety and/or environmental performance due to position responsibilities. We believe this design reflects clearer lines of sight for each of our NEOs, Regional Presidents and other functional heads over their respective business units. Furthermore, certain goals, such as trading P&L or residential solar strategy, apply to specific NEOs due to their expertise and areas of responsibility within the Company.

        The following charts depict the 2014 weighted performance criteria for each NEO up to target and above target opportunities. The charts on the left indicate each NEO's weighted performance criteria for the "up to target" award opportunity, whereas the charts on the right indicate that payment of any AIP Incentive bonus above target is only possible based on Consolidated Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA achievements.

Up to Target Award Opportunity	Above Target Award Opportunity

D. Crane (CEO)	D. Crane (CEO)

K. Andrews (CFO)	K. Andrews (CFO)

M. Gutierrez (COO)	M. Gutierrez (COO)

J. Ragan (Gulf Coast)	J. Ragan (Gulf Coast)

Up to Target Award Opportunity	Above Target Award Opportunity

D. Wilson (EV Solutions)	D. Wilson (EV Solutions)

  AIP Synergy Bonuses

        Given the magnitude of the GenOn merger, the Compensation Committee created a separate bonus pool under the AIP for the AIP Synergy bonus. The AIP Synergy bonus was a two-year program that was completed in 2014. The AIP Synergy bonus for 2014 was subject to the following requirements:

  •
  A minimum of $25 million of operational savings are required for any payout. If $25 million of operational savings are recognized, 2% of that amount ($0.5 million) is added to the AIP Synergy bonus pool.

  •
  For operational savings between $26 million and $125 million, 2.5% of such savings, up to $2.5 million, are added to the AIP Synergy bonus pool.

  •
  For operational savings between $126 million and $225 million, 3% of such savings, up to $3 million, are added to the AIP Synergy bonus pool.

        Each of the NEOs, as well as certain other executive officers and key employees, were assigned a target percentage of the bonus pool. The NEOs' percentage of the AIP Synergy bonus pool, as well as the target and maximum AIP Synergy bonus payouts are as follows:

Named Executive Officer	Percentage of AIP Synergy Bonus Pool (%)	AIP Synergy Bonus Amount if Target ($25 million) is Achieved ($)	AIP Synergy Bonus Amount if Maximum ($225 million) is Achieved ($)
David Crane	18	90,000	1,080,000
Kirkland Andrews	7	35,000	420,000
Mauricio Gutierrez	11	55,000	660,000
John W. Ragan	7	35,000	420,000
Denise Wilson(1)	—	—	—

(1)
Ms. Wilson did not participate in the AIP Synergy bonus.

        2014 AIP Incentive Bonuses and AIP Synergy Bonuses

As noted above, for 2014, the AIP Gate was $790 million, the Consolidated Adjusted Free Cash Flow target was $1,019 million and the Consolidated Adjusted EBITDA goal was $2,973 million. For 2014, the AIP Gate was surpassed, the Consolidated Adjusted Free Cash Flow was above target at $1,175 million, and the Consolidated Adjusted EBITDA was above target at $3,160 million.

        For 2014, the Compensation Committee determined, based on the achievement of these quantitative performance goals, as well as strong performance in qualitative and individual goals, to pay each NEO an AIP Incentive bonus above target. For Mr. Crane, the strong 2014 Company financial performance, execution of the Capital Allocation Plan and the implementation of the Company's strategic initiatives were the key drivers for the final award. For the other NEOs, achievement of safety, operational and regional business goals, as well as the greater-than-target achievement of Company Consolidated Adjusted Free Cash Flow resulted in AIP Incentive bonuses above target.

        The AIP Incentive bonuses paid to each of the NEOs for 2014 were:

Named Executive Officer	Percentage of Base Salary Earnings (%)	Percent of Target Achieved (%)	Annual Incentive Payment ($)
David Crane	184	147	2,392,472
Kirkland Andrews	119	119	744,114
Mauricio Gutierrez	122	122	762,833
John W. Ragan	79	105	464,535
Denise Wilson	89	118	521,911

        As it relates to the AIP Synergy bonus pool, the Compensation Committee determined that the Company realized $215 million of operational synergies in connection with the integration of GenOn during 2014, surpassing the original target of $25 million. As a result, the AIP Synergy bonus pool was funded with $5.7 million and awards to NEOs were made as follows:

Named Executive Officer	Percentage of AIP Operational Synergy Bonus Pool (%)	AIP Operational Synergy Bonus Payment ($)
David Crane	18	1,026,000
Kirkland Andrews	7	399,000
Mauricio Gutierrez	11	627,000
John W. Ragan	7	399,000
Denise Wilson(1)	—	—

(1)
Ms. Wilson did not participate in the AIP Synergy bonus.

Long-Term Incentive Compensation

        We believe that equity awards directly align our NEOs' interests with those of our stockholders. Beginning in 2012, we granted to our NEOs a combination of RSUs and performance-based MSUs. To enhance the performance orientation of the program, the large majority of LTI (67%) is delivered using MSUs. Although a critical component of our long-term design due to the retention aspects of the award, an RSU comprises only 33% of an NEO's grant date award opportunity. We believe that our AIP appropriately focuses our executive team on shorter-term (one-year) financial metrics while our LTIP emphasizes long-term stockholder value creation (i.e. TSR). Therefore, our equity awards, regardless of form, are not based on internal financial or operational metrics but instead directly linked to our multi-year TSR.

        Market Stock Units—Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change

(plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows:

  "TSR Multiplier" is the 20-trading day average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date.

        To reinforce the performance nature of the MSU award, the Compensation Committee included a threshold level of performance and a maximum level of performance applicable to the "TSR Multiplier." The Compensation Committee has done this in recognition that significant stock price fluctuations, up or down, may occur due to changes in commodities prices which are outside of the Company's control. For awards granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For awards granted in January 2014 and thereafter, in response to investor feedback, the NEO will not receive any shares if TSR falls more than 25%. Conversely, with respect to all MSU awards, the multiplier will default to "2" if TSR increases 100% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.75 (for awards made in January 2014 and thereafter) and 2.0, the shares awarded are interpolated.

        Another critical aspect to the performance nature of the MSU design is the "valuation premium" associated with the award. As an MSU is linked to absolute TSR, NRG uses a Monte Carlo valuation, as determined by Radford/Aon Hewitt, an independent third party, to appropriately assess the grant date fair value (cost) of the award, similar to how a company may rely on Black-Scholes to value the grant date fair value of a stock option. According to this valuation, the design of NRG's 2014 MSU results in a premium of over 11% for each share granted whereas no premium would be assigned to a time-based restricted stock award. In other words, an MSU is much less valuable to the participant at target, below target levels, and even slightly above target levels. The structure of an MSU allows for significant realized value to the recipient only if NRG's stock performs well as a result of an executive's leadership and sustains that performance over time. Thus, in addition to the built-in performance-based nature of these awards, MSUs are even more tied to performance due to the embedded "valuation premium" attributable to the award.

        The line graph below illustrates these key design concepts associated with an MSU. For example, Mr. Crane's 2014 MSU award includes an embedded valuation premium that requires a 6.1% TSR return to reach the target grant value that the Compensation Committee sought to deliver at the grant date (i.e., $3.7M). Furthermore, the leverage within the MSU design results in sharp declines in realized value when TSR drops below the original grant price. For example, if NRG's TSR declines 15%, the value of Mr. Crane's MSU award will decline by 36%, reflecting the Compensation Committee's view that poor performance should result in a significant reduction in compensation and the ability to achieve meaningful upside opportunity should be limited to only those situations where performance is exceptional. Additionally, if TSR drops more than 25% at the end of the three-year period, the awards are forfeited completely. We believe this design is another example of our pay-for-performance approach to compensation and intense focus on absolute value creation for our stockholders.

        Restricted Stock Units — Each RSU represents the right to receive one share of common stock after the completion of three years of service from the date of grant. Given the volatility in our industry, we have found that the use of "cliff" vesting on our RSUs ensures that executives are focused on long-term value creation while supporting the Company's need to attract and retain executives during all market conditions. Occasionally, the Compensation Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool. In 2014, NEOs received RSUs with our traditional three-year cliff vesting approach.

        Range of LTIP compensation — The aggregate value of equity awards granted to each NEO for fiscal year 2014 was based on a review of the grant date fair value of equity grants made to NEOs in our peer group, expressed as a percentage of base salary. FWC provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Compensation Committee. For 2014, the Compensation Committee increased Mr. Crane's equity awards to 425% of his base salary. This increase is intended to reward Mr. Crane for 2013 performance, to continue to tie his compensation to performance, and to remain competitive with market practices. Equity awards were valued at 200% of base salary for all other NEOs. Our practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2014, the grant date was January 2, 2014. The closing price per share of the Company's stock on the grant date was $28.58 per share.

Clawbacks

        The Company has a "clawback" policy with regard to awards made under the AIP and LTIP in the case of a material financial restatement, including a restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to the Company. The Compensation Committee retains discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. In addition to NRG's "clawback" policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002 (SOX), the CEO and the CFO would also be subject to a "clawback," as required by SOX.

Benefits

        NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $11,815 each year, not including the financial advisor's travel or out-of-pocket expenses. Survey data indicate that this form of benefit is consistent with market practice at the executive level and that $11,815 is a reasonable level of benefit. Pursuant to the terms of his negotiated employment agreement entered into in December 2008 that allows for the continuation of previously awarded personal life and disability insurance, in 2013, Mr. Crane received additional benefits in the form of an approximately $12,000 life insurance premium reimbursement and $10,000 disability insurance premium reimbursement. Beginning in 2012, we eliminated all tax gross-ups on perquisites for executive officers.

Potential Severance and Change-in-Control Benefits

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company's Executive and Key Management Change-in-Control and General Severance Plan (CIC Plan), are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. We choose to pay severance and change-in-control benefits to assist with career transitions of our executives as well as to create an environment that provides for an adequate business transition and knowledge transfer during times of change.

        Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the company during periods of extreme job uncertainty. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the company, to follow through on the implementation of a particular acquisition, asset sale/purchase, and integration.

        For a more detailed discussion, including the quantification of potential payments, please see the section entitled "Severance and Change-in-Control" following the executive compensation tables below.

        Effective July 23, 2009, we adopted a new change-in-control plan, the 2009 Executive Change-in-Control and General Severance Plan (New CIC Plan) that is applicable to new executives. In connection with a review of our executive compensation practices, we determined that for new executives, we will not pay tax gross-ups with respect to payments upon a change-in-control. The New CIC Plan does not provide for gross-up payments in the event payments under the New CIC Plan subject the executives to an excise tax under Section 4999 of the Code. Rather, the executives are entitled to the better of a change-in-control benefit which shall be limited to $1 less than the amount subject to the excise tax, or the full payment that is subject to the excise tax (payable by the NEO) (known as "net best" approach).

Effective December 4, 2014, Mr. Crane's employment agreement was amended to eliminate his right to a Change-in-Control excise tax gross-up. Additionally, NEOs who were eligible to receive a change-in-control excise tax gross-up as participants of NRG's legacy change-in-control and severance plans have been notified that gross-ups under such plans will be terminated as quickly as contractually possible. In 2013, the Compensation Committee eliminated all gross-ups for NEO perquisites. All existing and legacy gross-up provisions are being eliminated.

Other Matters

Stock Ownership Guidelines

        The Compensation Committee and the Board require the CEO to hold NRG stock with a value equal to 6.0 times his or her base salary until his or her termination. All other NEOs are required, absent a hardship, to hold equity instruments with a value equal to 2.5 times their base salary until their termination. Only vested shares or vested options with an exercise price that is less than the current stock price count towards the ownership multiple. Absent a hardship, NEOs are restricted from divesting any securities until such ownership multiples are attained. The current stock ownership for NEOs as of December 31, 2014 is shown below:

Named Executive Officer	Target Ownership Multiple	Actual Ownership Multiple
David Crane	6.0	28.5
Kirkland Andrews	2.5	9.0
Mauricio Gutierrez	2.5	10.0
John W. Ragan	2.5	9.5
Denise Wilson	2.5	9.3

Dilution and Run Rate

        NRG and the Compensation Committee work to ensure that NRG's equity awards balance both the interests of stockholders in controlling dilution and NRG's business need to attract, motivate, and retain the level of executive talent required to execute NRG's business strategy. Observing dilution rates help stockholders understand the potential dilution to which they may be subject as a result of outstanding equity compensation awards. The dilution interests are tracked by way of:

  •
  Dilution rate — outstanding NQSOs, RSUs, PUs and MSUs plus additional shares reserved for future grant — divided by shares outstanding; and

  •
  Run rate — amount of MSUs and RSUs actually distributed in 2013.

        Our potential dilution rate at the end of 2014 was approximately 5.00% on a fully diluted basis, with an actual dilution rate of 2.2% reflecting shares granted and outstanding at year-end (but excluding shares reserved for future grant). This calculation is not net of forfeitures and cancellations. NRG's three-year run rate was 0.69%, calculated on a fully diluted basis. For 2012, the Compensation Committee replaced the NQSOs and PUs with MSUs, further aligning incentive compensation with TSR and reducing the potential dilution rate.

Tax and Accounting Considerations

        The Compensation Committee has considered the implications of Section 162(m) of the Code, which precludes us (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Compensation Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is "performance-based" within the meaning of Section 162(m). The Compensation Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Compensation Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Compensation Committee also takes into account tax consequences to NEOs in designing the various elements of our compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Compensation Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with our strategy and long-term goals.

Summary Compensation Table
Fiscal Year Ended December 31, 2014

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Crane	2014	1,297,577	—	5,524,996	—	3,418,472	50,024(4)	44,200	10,335,269
President and Chief	2013	1,233,269(3)	—	4,837,720	—	2,856,659	6,762(4)	43,848	8,978,258
Executive Officer	2012	1,210,000	—	4,840,149	—	1,476,200	49,552(4)	43,639	7,619,540
Kirkland Andrews(5)	2014	623,977	—	1,248,457	—	1,143,114	—	20,646	3,036,194
Executive Vice President	2013	626,192(3)	100,000(5)	1,229,557	—	1,016,256	—	20,887	2,992,892
and Chief Financial	2012	600,000	100,000(5)	1,198,336	—	611,100	—	24,479	2,533,915
Officer
Mauricio Gutierrez	2014	623,977	—	1,248,457	—	1,389,833	—	33,372	3,295,639
Executive Vice President	2013	624,659(3)	—	1,229,557	—	1,267,993	—	29,568	3,151,777
and Chief Operating	2012	563,221	—	1,126,839	—	460,222	—	29,135	2,179,417
Officer
John W. Ragan	2014	588,466	—	1,177,406	—	863,535	—	29,488	2,658,895
Executive Vice President	2013	590,467(3)	—	1,159,637	—	838,360	—	29,507	2,617,971
and Regional President,	2012	563,221	—	1,126,839	—	427,063	—	29,085	2,146,208
Gulf Coast
Denise Wilson	2014	588,466	—	1,177,406	—	521,911	—	23,768	2,311,551
Executive Vice President	2013	589,351(3)	—	1,159,637	—	432,422	—	3,500	2,177,853
and President, EV	2012	563,221	—	1,126,839	—	439,101	—	24,745	2,153,906
Solutions

(1)
Reflects base salary earnings.

(2)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison — Stock Compensation. The assumptions made in these valuations are discussed in the Company's 2014 Form 10-K in Item 15 — Consolidated Financial Statements. For performance-based MSUs granted in 2014, if the maximum level of performance is achieved, the fair value will be approximately $13,287,000 for Mr. Crane, $3,002,000 for Mr. Andrews, $3,002,000 for Mr. Gutierrez, $2,831,000 for Mr. Ragan and $2,831,000 for Ms. Wilson.

(3)
Consists of actual base salary earnings, which include an additional amount as a result of a payroll system adjustment associated with the GenOn merger that created an additional week's pay period that was captured in 2013.

(4)
Amount attributable to change in actuarial present value of Mr. Crane's benefit under the NRG Pension Plan for Non-Bargained Employees.

(5)
Pursuant to his offer of employment, Mr. Andrews received a sign on bonus of $100,000 within thirty days of his start date and $100,000 on each of the first and second anniversaries of his start date.

        The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG's 2014, 2013 and 2012 AIP payable in March 2015, March 2014, and March 2013, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2014, 2013 and 2012. The performance criteria and weight given to each NEO are described in detail in the CD&A. In addition, for 2014 and 2013 the Compensation Committee established the AIP Synergy bonus to reward NEOs for the successful integration of GenOn's operations with the Company which was based on the achievement of operational synergies as of December 31, 2014, and cost synergies as of December 31, 2013. The Company achieved $215 million of GenOn-related operational synergies in 2014 and $222 million in cost savings in 2013. The AIP payments reflect this strong performance and execution of Company strategy, including the GenOn cost savings and operational synergies. The dollar amounts in the table represent payouts for actual 2014, 2013 and 2012 Company performance.

        Only one NEO, David Crane, participates in the NRG Pension Plan for Non-Bargained Employees, which was closed to new employees hired on or after December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2014, 2013 and 2012 year-over-year increases in the value of the defined benefit pension plan.

        The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the Company's 401(k) plan, relocation expenses, financial counseling services up to $11,815, not including the financial advisor's travel or out-of-pocket expenses, and the amount payable under NRG's all-employee discretionary contribution to the 401(k) plan. Beginning in 2009, the Company eliminated tax gross-ups with respect to the financial services, and beginning in 2012, the Company eliminated all gross-ups on perquisites for executive officers. The following table identifies the additional compensation for each NEO.

Name	Year	Life Insurance Reimbursement ($)	Disability Insurance ($)	Financial Advisor Services ($)	401(k) Employer Matching Contribution ($)	401(k) Discretionary Contribution ($)	Relocation Expenses ($)	Total Taxable Grossed Up Expenses ($)(1)	Total ($)
David Crane	2014	11,867	10,000	11,815	10,518	—	—	—	44,200
	2013	11,935	10,000	11,913	10,000	—	—	—	43,848
	2012	12,000	10,000	11,639	10,000	—	—	—	43,639
Kirkland Andrews	2014	—	—	2,727	10,268	7,650	—	—	20,645
	2013	—	—	3,187	10,200	7,500	—	—	20,887
	2012	—	—	6,979	10,000	7,500	—	—	24,479
Mauricio Gutierrez	2014	—	—	11,815	13,906	7,650	—	—	33,371
	2013	—	—	11,868	10,200	7,500	—	—	29,568
	2012	—	—	11,635	10,000	7,500	—	—	29,135
John W. Ragan	2014	—	—	11,567	10,272	7,650	—	—	29,488
	2013	—	—	11,913	10,094	7,500	—	—	29,507
	2012	—	—	11,585	10,000	7,500	—	—	29,085
Denise Wilson	2014	—	—	5,000	11,118	7,650	—	—	23,768
	2013	—	—	11,913	10,094	7,500	—	—	29,507
	2012	—	—	11,585	10,000	7,500	—	—	29,085

(1)
Beginning in 2012, the Company eliminated all gross-ups on perquisites for executive officers.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2014

										All Other Stock Awards: Number of Shares of Stock or Units (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Approval Date	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)
David Crane	AIP Incentive	—	—	648,788	1,621,971	3,243,942	—	—	—	—	—
	AIP Synergy	—	—	—	90,000	1,080,000	—	—	—	—	—
	MSU	1/2/2014	—	—	—	—	58,112	116,224	232,448	—	3,701,735
	RSU	1/2/2014	—	—	—	—	—	—	—	63,795	1,823,261
Kirkland Andrews	AIP Incentive	—	—	311,988	623,977	935,965	—	—	—	—	—
	AIP Synergy	—	—	—	35,000	420,000	—	—	—	—	—
	MSU	1/2/2014	—	—	—	—	13,132	26,263	52,526	—	836,477
	RSU	1/2/2014	—	—	—	—	—	—	—	14,415	411,981
Mauricio Gutierrez	AIP Incentive	—	—	311,988	623,977	935,965	—	—	—	—	—
	AIP Synergy	—	—	—	55,000	660,000	—	—	—	—	—
	MSU	1/2/2014	—	—	—	—	13,132	26,263	52,526	—	836,477
	RSU	1/2/2014	—	—	—	—	—	—	—	14,415	411,981
John W. Ragan	AIP Incentive	—	—	220,675	441,349	662,024	—	—	—	—	—
	AIP Synergy	—	—	—	35,000	420,000	—	—	—	—	—
	MSU	1/2/2014	—	—	—	—	12,384	24,768	49,536	—	788,861
	RSU	1/2/2014	—	—	—	—	—	—	—	13,595	388,545
Denise Wilson	AIP Incentive	—	—	220,675	441,349	662,024	—	—	—	—	—
	AIP Synergy	—	—	—	—	—	—	—	—	—	—
	MSU	1/2/2014	—	—	—	—	12,384	24,768	49,536	—	788,861
	RSU	1/2/2014	—	—	—	—	—	—	—	13,595	388,545

(1)
Threshold non-equity incentive plan awards include annual incentive plan threshold payments, as presented in the CD&A.

(2)
Target non-equity incentive plan awards include annual incentive plan target payments, as presented in the CD&A, and target Synergy Bonus amounts. Target Synergy Bonus amounts are earned upon the achievement of the realization of $25 million in operational synergies resulting from the GenOn acquisition. Synergy performance below target results in no payouts.

(3)
Maximum non-equity incentive plan awards include annual incentive plan maximum payments, as presented in the CD&A, and maximum Synergy Bonus amounts. Maximum Synergy Bonus amounts are earned upon the achievement of the realization of $225 million (or greater) in operational synergies resulting from the GenOn acquisition.

(4)
The assumptions made in these valuations are discussed in the Company's 2014 Form 10-K in Item 15 — Consolidated Financial Statements.

2014 Annual Incentive Plan

        NEOs were provided the opportunity to earn an AIP Incentive bonus based on the attainment of certain pre-established Company and individual goals for fiscal year 2014. The performance criteria and weight given to each are described in detail in the CD&A. The dollar amount of the possible AIP Incentive bonus payouts for achieving the threshold, target or maximum levels of performance during the fiscal year 2014 are shown in the above table. The AIP Synergy bonus award was subject to minimum operational synergies and was capped at a pool of $6 million. If the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

2014 Long-Term Equity Incentives

        Beginning in 2012, the long-term equity incentive grants to NEOs consisted of RSUs and MSUs. In prior years, the NEOs were provided long-term incentives through grants of: (a) NQSOs; (b) RSUs; and (c) PUs. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 2, 2014. In February 2014, the Compensation Committee approved a change to awards made under the LTIP so that the awards no longer contain a "single trigger" provision. For equity awards made after February 2013, a "double trigger" provision will apply, meaning the vesting of the awards will not accelerate unless there is a termination of employment in connection with a change-in-control.

        Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows: the "TSR Multiplier" times the target MSUs on the date of grant equals the actual number of MSUs earned at the end of the period. The TSR Multiplier is the 20-trading date average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date. For MSUs granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For MSUs awarded in January 2014 and thereafter, the Compensation Committee increased the threshold to 75%, so that if TSR falls by more than 25%, the NEO will not receive any shares. Conversely, for all awards, the multiplier will default to "2" if TSR is 200% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.5 (for awards prior to January 2014), or 0.75 (for awards made in January 2014 and thereafter), and 2.0, the shares awarded are interpolated. Upon a change-in-control with respect to MSUs granted prior to February 2013, or termination of service by reason of death, the MSU award vests in full and the common stock underlying the MSU shall be issued and delivered to the NEO or in the case of death, the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the MSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each RSU represents the right to receive one share of common stock as of the vesting date for the award. RSUs granted in 2013 will become 100% vested as of the third anniversary (in the case of Mr. Andrews, the RSUs granted in 2011 will vest over a three-year period, one-third as of the first anniversary, one-third as of the second anniversary, and the final third as of the third anniversary) of the date of grant, provided the NEO is still employed with the Company as of that date. Upon a change-in-control with respect to RSUs granted before February 2013, or termination of service by reason of death, the RSU award shall vest in full and the common stock underlying the RSU award shall be issued and delivered to the NEO or in the case of death, the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the RSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each PU represents the right to receive a certain number of shares of common stock after the completion of three years of service from the date of grant, provided the price per share of common stock as of the date of vesting equals or exceeds the threshold price set under the award. The number of shares of common stock to be paid as of the vesting date is equal to: (a) a prorated amount in between one-half and one share of common stock if the threshold price is met but the target price is not met; (b) one share if the target price is met; (c) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (d) two shares if the maximum price is met or exceeded. Upon a change-in-control with respect to PUs granted before February 2013, or termination of service by reason of death, the PUs shall vest in full and the common stock underlying the PUs shall be issued and delivered to the participant's legal representatives, heirs, legatees, or distributees. Any unvested portion of the PUs is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, including, without limitation, termination of service as a result of disability, retirement, voluntary resignation or termination for cause.

        Each NQSO represents the right to purchase one share of common stock at a price equal to the fair market value of the stock determined as of the date of grant. Except for NQSOs granted between 2006 and 2009, which have a term of 6 years, all NQSOs have a term of 10 years and vest in equal annual installments over a three year vesting schedule. The NQSO is forfeited if the NEO's employment is terminated for any reason other than a change-in-control, death, disability or retirement. Upon a change-in-control with respect to NQSOs granted before February 2013, all NQSOs shall vest in full and be exercisable until the expiration date. Upon termination of service by reason of death, the NQSOs shall vest in full and shall be exercisable by the executor or administrator of participant's estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSOs shall terminate and cease to be exercisable. Upon termination of service by reason of disability or retirement, the participant shall have the right until the earlier of the expiration date or (a) 12 months (if termination of service by reason of disability) or (b) two years (if termination of service by reason of retirement), after the date of such termination of service to exercise only that portion of the NQSOs that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

 Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2014

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable			Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name			Option Exercise Price ($)	Option Expiration Date			Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested ($)(1)
David Crane	257,300	—	23.64	1/2/2015	222,395(2)	5,993,545	381,624(3)	12,441,117
	149,100	—	23.87	1/4/2020	—	—	—	—
	183,200	—	19.83	1/3/2021	—	—	—	—
Kirkland Andrews	—	—	—	—	54,115(4)	1,458,399	92,763(5)	3,033,950
Mauricio Gutierrez	—	—	—	—	52,815(6)	1,423,364	90,563(7)	2,942,671
John W. Ragan	23,800	—	23.87	1/4/2020	50,995(8)	1,374,315	87,368(9)	2,856,565
	39,000	—	19.83	1/3/2021	—	—	—	—
Denise Wilson	—	—	—	—	50,995(10)	1,374,315	87,368(11)	2,856,565

(1)
Assumes achievement at target award levels for 2013 and 2014 MSU awards as discussed in the CD&A. 2012 MSU awards valued at 154% of target performance.

(2)
This amount represents 88,900 RSUs that vest on January 3, 2015, 69,700 RSUs that will vest on January 2, 2016, and 63,795 RSUs that will vest on January 2, 2017.

(3)
This amount represents 148,200 MSUs that will vest on January 2, 2015, 117,200 MSUs that will vest on January 3, 2016, and 116,224 MSUs that will vest on January 2, 2017.

(4)
This amount represents 22,000 RSUs that will vest on January 3, 2015, 17,700 RSUs that will vest on January 2, 2016, and 14,415 RSUs that will vest on January 2, 2017.

(5)
This amount represents 36,700 MSUs that will vest on September 6, 2015, 29,800 MSUs that will vest on January 2, 2016, and 26,263 MSUs that will vest on January 2, 2017.

(6)
This amount represents 20,700 RSUs that will vest on January 3, 2015, 17,700 RSUs that will vest on January 2, 2016, and 14,415 RSUs that will vest on January 2, 2017.

(7)
This amount represents 34,500 MSUs that will vest on January 3, 2015, 29,800 MSUs that will vest on January 2, 2016, and 26,263 MSUs that will vest on January 2, 2017.

(8)
This amount represents 20,700 RSUs that will vest on January 3, 2015, 16,700 RSUs that will vest on January 2, 2016, and 13,595 RSUs that will vest on January 2, 2017.

(9)
This amount represents 34,500 MSUs that will vest on January 3, 2015, 28,100 MSUs that will vest on January 2, 2016, and 24,768 MSUs that will vest on January 2, 2017.

(10)
This amount represents 20,700 RSUs that will vest on January 3, 2015, 16,700 RSUs that will vest on January 2, 2016, and 13,595 RSUs that will vest on January 2, 2017.

(11)
This amount represents 34,500 MSUs that will vest on January 3, 2015, 28,100 MSUs that will vest on January 2, 2016, and 24,768 MSUs that will vest on January 2, 2017.

 Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Crane	—	—	80,500(5)	2,307,130(6)
	—	—	121,176(7)	3,472,904(6)
Kirkland Andrews	—	—	20,000(8)	617,800(9)
	—	—	27,906(10)	862,016(9)
Mauricio Gutierrez	20,300	259,609(1)	60,000(11)	1,749,600(12)
	35,100	456,953(2)	16,600(13)	475,756(6)
	37,800	636,121(3)	25,092(14)	719,137(6)
John W. Ragan	32,000	109,059(4)	50,000(15)	1,458,000(12)
	—	—	17,100(16)	490,086(6)
	—	—	25,704(17)	736,677(6)
Denise Wilson	68,668	818,629(18)	22,032(24)	631,437(6)
	34,332	189,482(19)	14,600(25)	418,436(6)
	14,200	78,371(20)	40,000(26)	1,166,400(12)
	20,300	149,784(21)	—	—
	35,100	267,058(22)	—	—
	33,300	380,236(23)	—	—

(1)
Represents 20,300 options with an exercise price of $23.87 per share, exercised on July 1, 2014 at $36.34 per share.

(2)
Represents 35,100 options with an exercise price of $23.64 per share, exercised on July 1, 2014 at $36.34 per share.

(3)
Represents 37,800 options with an exercise price of $19.83 per share, exercised on July 1, 2014 at $36.34 per share.

(4)
Represents 32,000 options with an exercise price of $23.64 per share, exercised on October 15, 2014 at $27.11 per share.

(5)
Represents 80,500 RSUs granted on January 3, 2011 with 100% vesting on January 3, 2014.

(6)
Based on a share price of $28.66 on January 3, 2014.

(7)
Represents 79,200 PSUs granted on January 3, 2011 with 100% vesting on January 3, 2014 and final performance factor of 153.0%.

(8)
Represents 60,000 RSUs granted on September 6, 2011 with 33% vesting on September 6, 2014.

(9)
Based on a share price of $30.89 on September 6, 2014.

(10)
Represents 60,000 MSUs granted on September 6, 2011 with 33% vesting on September 6, 2014 and final performance factor of 139.53%.

(11)
Represents 60,000 RSUs granted on August 15, 2011 with 100% vesting on August 15, 2014.

(12)
Based on a share price of $29.16 on August 15, 2014.

(13)
Represents 16,600 RSUs granted on January 3, 2011 with 100% vesting on January 3, 2014.

(14)
Represents 16,400 PSUs granted on January 3, 2011 with 100% vesting on January 3, 2014 and final performance factor of 153.0%.

(15)
Represents 50,000 RSUs granted on August 15, 2011 with 100% vesting on August 15, 2014.

(16)
Represents 17,100 RSUs granted on January 3, 2011 with 100% vesting on January 3, 2014.

(17)
Represents 16,800 PSUs granted on January 3, 2011 with 100% vesting on January 3, 2014 and final performance factor of 153.0%.

(18)
Represents 68,668 options with an exercise price of $24.75 per share, exercised on July 1, 2014 at $36.34 per share.

(19)
Represents 34,332 options with an exercise price of $24.75 per share, exercised on September 16, 2014 at $30.67 per share.

(20)
Represents 14,200 options with an exercise price of $24.75 per share, exercised on September 25, 2014 at $30.27 per share.

(21)
Represents 20,300 options with an exercise price of $23.87 per share, exercised on November 21, 2014 at $31.31 per share.

(22)
Represents 35,100 options with an exercise price of $23.64 per share, exercised on November 21, 2014 at $31.31 per share.

(23)
Represents 33,300 options with an exercise price of $19.83 per share, exercised on November 2, 2014 at $31.31 per share.

(24)
Represents 14,400 PSUs granted on January 3, 2011 with 100% vesting on January 3, 2014 and final performance factor of 153.0%.

(25)
Represents 14,600 RSUs granted on January 3, 2011 with 100% vesting on January 3, 2014.

(26)
Represents 40,000 RSUs granted on August 15, 2011 with 100% vesting on August 15, 2014.

Pension Benefits
Fiscal Year Ended December 31, 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
David Crane	NRG Pension Plan for Non-Bargained Employees	11.0833	301,816
Kirkland Andrews	—	—	—
Mauricio Gutierrez	—	—	—
John W. Ragan	—	—	—
Denise Wilson	—	—	—

        The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane is the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant's four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service (IRS) qualified plan pay limit each year. For example, the 2014 pay limit was $260,000. Pension benefits become 100% vested after three years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his accrued benefit as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using Code Section 417(e) interest rates and IRS mortality table effective for the year in which the benefit is paid. For additional information on the assumptions used in calculating the present value of the accumulated benefit under the plan, see Item 15, Consolidated Financial Statements in the Company's 2014 Form 10-K.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2014

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
David Crane	(67,781)	1,027,657
Kirkland Andrews	—	—
Mauricio Gutierrez	—	—
John W. Ragan	—	—
Denise Wilson	—	—

        Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSUs. No additional deferred compensation awards have been made since 2005. The DSUs reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO's termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Compensation Committee may choose to revisit this approach in the future.

Employment Agreements

        Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated in order to ensure compliance with Section 409A of the Code, effective December 4, 2008. The initial term of the amended and restated employment agreement ended on December 31, 2009. The agreement is renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term. Mr. Crane's amended and restated employment agreement provided him with the right to receive a gross-up payment in the event that it was determined that any payment or benefit made or provided to or for the benefit of Mr. Crane pursuant to the amended and restated employment agreement or his employment with NRG or the termination thereof would subject Mr. Crane to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (Code). Mr. Crane's amended and restated employment agreement was amended effective December 4, 2014 to eliminate the gross-up payment and establish that any payment or benefit made or provided to or for the benefit of Mr. Crane that triggers application of Code Sections 280G and 4999 will be reduced so that no excise tax is incurred. However, no payment amount will be so reduced if the net after-tax amount of payments to Mr. Crane would be greater despite incurrence of the excise tax.

        Effective December 4, 2008 through December 31, 2008, the amended and restated employment agreement provides for an annual base salary of $1,100,000. For each one-year period thereafter, Mr. Crane's base salary will be reviewed and may be increased by the Board. Mr. Crane's annualized base salary for 2013 was $1,210,000 and is $1,300,000 for 2014. Beginning with the 2008 fiscal year, Mr. Crane was entitled to an annual incentive award with a target amount of up to 100% of his base salary earnings, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board. The maximum award Mr. Crane could receive under the plan was 200% of his base salary.In February 2013, the Board approved an increase in Mr. Crane's target annual incentive of up to 125% of his base salary earnings and a maximum incentive award of 250% of his base salary earnings.

        The employment agreement also provides that Mr. Crane is eligible to participate in the Company's LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company's director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and for financial planning. Mr. Crane's employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section "Severance and Change-in-Control" below.

        The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Severance and Change-in-Control

        Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the CIC Plan are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause," by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50% of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Crane's employment with the Company is terminated by the Company "without cause" or by Mr. Crane for "good reason" (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, within 24 months following a change-in-control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options granted prior to February 2013; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits. Vesting of equity awards granted after February 2013 will not accelerate unless Mr. Crane is terminated in connection with the change-in-control.

        In the event Mr. Crane's employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50% of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

        In the event that the payments under Mr. Crane's employment agreement or otherwise in connection with his employment with NRG or the termination thereof would subject him to an excise tax under Sections 280G or 4999 of the Code, such payment will be reduced so that no excise tax is incurred. However, no payment amount will be so reduced if the net after-tax amount of payment to Mr. Crane would be greater despite the incurrence of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

        Under each of Mr. Crane's employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

        Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

        The CIC Plan also provides a change-in-control benefit in the event that within 24 months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive's base salary plus annual target incentive times 2.99 payable in a lump sum amount, an amount equal to the NEO's target bonus for the year of termination, prorated for the number of days during the performance period the NEO was employed by the Company and reimbursement for COBRA benefits continuation cost for a period of 18 months. In the event of a change-in-control, all equity granted to the NEOs prior to February 2013 will become fully vested. Vesting of equity awards granted after February 2013 will not accelerate unless the NEO is terminated in connection with the change-in-control.

        In general, under Mr. Crane's employment agreement and the CIC Plan, a "change-in-control" occurs in the event: (a) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company's voting stock, (b) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (c) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (d) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without "cause" means the NEO's termination by the Company for any reason other than the NEO's conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for "good reason" means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. In the case of Mr. Crane only, "good reason" also includes any failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election as well as a change in reporting structure of the Company requiring Mr. Crane to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2014, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan for Non-Bargained Employees, the 401(k) plan or DSUs.

Named Executive Officer	Involuntary Termination Not for Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Not for Cause or Voluntary for Good Reason following a Change in Control ($)	Death or Disability ($)
David Crane	10,391,088	10,391,088	15,724,338	7,763,457
Kirkland Andrews	992,075	992,075	5,539,101	1,988,077
Mauricio Gutierrez	992,075	992,075	5,539,101	1,988,077
John W. Ragan	927,631	927,631	4,738,792	1,796,661
Denise Wilson	908,980	908,980	4,720,141	1,796,661

Director Compensation

        Non-employee directors other than the Non-Executive Chairman and Vice Chairman of the Board, receive total annual compensation of $225,000 for their service as a Board member. Mr. Cosgrove, as Non-Executive Chairman, receives $385,000 in total annual compensation. Mr. Muller, as Vice Chairman of the Board, receives $265,000 in total compensation. Additional annual compensation is provided for certain committee Chair responsibilities. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board committees other than ad hoc committees and the Audit Committee, i.e., Mr. Young (Compensation Committee), Mr. Silverstein (Finance and Risk Management Committee), Mr. Weidemeyer (Governance and Nominating Committee), Dr. Coben (Home and Renew Committee), and Mr. Hobby (Nuclear Oversight Subcommittee), receive an additional $20,000 per year. The directors also receive an additional $1,500 per meeting if a director attends more than eight Board or committee meetings in a year. There were 30 total committee meetings in 2014; neither the Board nor any other committee held more than eight meetings in 2014. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

        Directors receive approximately 45% of their total annual compensation in the form of cash and the remaining 55% in the form of vested DSUs. In their first year of service, directors receive an additional allocation of 55% of their total annual compensation in the form of vested DSUs and a pro-rata portion of their total annual compensation in cash. Each DSU is equivalent in value to one share of NRG's common stock and represents the right to receive one such share of common stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to its competitive assessment on behalf of the NEO population, FWC performed a similar review of director compensation. Results of the review were shared with the Compensation Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company.

Director Compensation
Fiscal Year Ended December 31, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
E. Spencer Abraham	100,000	130,283	230,283
Kirbyjon H. Caldwell	100,000	132,154	232,154
Lawrence S. Coben	110,000	142,209	252,209
Howard E. Cosgrove	180,000	216,588	396,588
Terry G. Dallas(2)	—	234,203	234,203
William E. Hantke	117,500	148,366	265,866
Paul W. Hobby	110,000	135,002	245,002
Gerald Luterman(3)	—	—	—
Edward R. Muller	120,000	151,328	271,328
Anne C. Schaumburg	100,000	131,569	231,569
Evan J. Silverstein	110,000	140,547	250,547
Thomas H. Weidemeyer	110,000	135,002	245,002
Walter R. Young	110,000	135,002	245,002

(1)
Reflects the grant date fair value of DSUs awarded in 2014 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation-Stock Compensation, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2014. The grant date fair value was based on the closing price of the Company's common stock, as reported on the NYSE, on the date of grant, which was $35.63 per share of common stock on June 2, 2014.

  Also includes the grant date fair value of DERs payable in connection with DSUs paid to directors during the fiscal year ended December 31, 2014.

  The following table sets forth the aggregate number of Stock Awards (DSUs, RSUs and DERs and NQSOs Awards) held by each of the non-employee directors as of December 31, 2014.

Name	Stock Awards	Options Awards
E. Spencer Abraham	11,348	—
Kirbyjon H. Caldwell	31,285	—
Lawrence S. Coben	60,780	—
Howard E. Cosgrove	104,471	—
Terry G. Dallas	20,111	3,516
William E. Hantke	12,561	—
Paul W. Hobby	—	—
Gerald Luterman	—	—
Edward R. Muller	13,557	655,871
Anne C. Schaumburg	41,212	—
Evan J. Silverstein	12,009	—
Thomas H. Weidemeyer	34,876	—
Walter R. Young	—	—

  All DSUs held by the directors are payable upon termination of service as a Board member, other than the DSUs held by the following directors: (i) Mr. Cosgrove, who holds 104,471 DSUs, 72,756 of which are payable upon his termination of service as a Board member, 24,599 of which are payable in the year following his termination of service as a Board member and 7,116 of which are payable in the second year following his termination of service as a Board member;

  (ii) Mr. Hantke, who holds 12,561 DSUs, of which 5,248 are payable on June 1, 2015, 4,145 are payable on June 1, 2016, and 2,153 are payable on June 1, 2017, and 1,015 are payable on June 1, 2018; and (iii) Messrs. Hobby, Weidemeyer and Young, whose DSUs convert automatically to shares of NRG common stock on the date of grant.

(2)
Mr. Dallas elected to receive the cash portion of his director compensation in the form of DSUs and therefore received 100% of his director compensation for 2014 in the form of equity.

(3)
Mr. Luterman's term on the Board expired at the 2014 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

        Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to common stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting process. The Audit Committee's function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that in 2014 two of the three members of the Audit Committee, William E. Hantke and Terry G. Dallas, meet the requirements of an "audit committee financial expert." The Board has further determined that Anne C. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the New York Stock Exchange.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent registered public accounting firm for the fiscal year 2014, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2014 with the Company's management and has discussed with KPMG LLP the matters required to be discussed. In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by Statement on Auditing Standards Board Standard No. 16, as amended, "Communication with Audit Committees." and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management's report and KPMG LLP's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee:
William E. Hantke, Chair Terry G. Dallas Anne C. Schaumburg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

        The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2014, and December 31, 2013.

	Year Ended December 31,
	2014	2013
	(In thousands)
Audit Fees	$14,049	$13,966
Audit-Related Fees	303	238
Tax Fees	1,584	895
All Other Fees	32	—

Total	$15,967	$15,098

Audit Fees

        For 2014 and 2013 audit services, KPMG LLP billed us approximately $14,049,000 and $13,966,000, respectively, for the audit of the Company's consolidated financial statements and the review of the Company's quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits. The audit fees for 2014 include approximately $1,714,000 of audit fees incurred by NRG Yield and certain of its consolidated subsidiaries, which amounts were paid directly by NRG Yield or such consolidated subsidiary, as applicable.

Audit-Related Fees

        Audit-related fees in 2014 and 2013 primarily consisted of attestation fees for grant applications. For 2014 and 2013, audit-related fees billed to us by KPMG LLP totaled approximately $303,000 and $238,000, respectively. The audit-related fees for 2014 do not include any audit-related fees incurred by NRG Yield or any of its consolidated subsidiaries, as no such fees were incurred with respect to NRG Yield or any of its consolidated subsidiaries.

Tax Fees

        Tax fees relate to services provided for tax compliance, tax planning, advice on mergers and acquisitions, technical assistance, and advice on both domestic and international matters. For 2014 and 2013 tax services, KPMG LLP billed us approximately $1,584,000 and $895,000, respectively.

All Other Fees

        All other fees primarily consisted of services provided for an agreed upon procedures report on the Company's sustainability report. For 2014, KPMG LLP billed us approximately $32,000 for such services. There were no other fees billed to us by KPMG LLP for 2013.

Policy on Audit Committee Pre-approval

        The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

        The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

        Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

        The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in NRG's Proxy Statement for next year's Annual Meeting, our Corporate Secretary must receive the proposal no later than the close of business on November 27, 2015, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2015 Annual Meeting. If we change the date of the 2016 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2016 Annual Meeting in order to be considered for inclusion in our Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC's regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

        Alternatively, stockholders intending to present a proposal or nominate a director for election at next year's Annual Meeting without having the proposal or nomination included in the Company's Proxy Statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year's Annual Meeting, unless the 2016 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date. Accordingly, for our 2016 Annual Meeting, our Corporate Secretary must receive the proposal or nomination no earlier than January 8, 2016 and no later than the close of business on February 8, 2016, unless the 2016 Annual Meeting is held earlier than April 7, 2016 or later than July 16, 2016, in which case the proposal or nomination should be received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to the date of the 2016 Annual Meeting or (b) the 10th day following the day on which the date of the 2016 Annual Meeting is first publicly announced by the Company. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

APPENDIX A

NRG ENERGY, INC.
SECOND AMENDED AND RESTATED ANNUAL INCENTIVE PLAN
FOR DESIGNATED CORPORATE OFFICERS

1.
Definitions.    When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1
Base Pay — as determined by Compensation Committee.

1.2
Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.3
Company — NRG Energy, Inc., a Delaware corporation, and any of its affiliates that adopt this Plan.

1.4
Company Performance Factor — percentage identified in Schedule Z. The Company Performance Factor shall be directly and specifically tied to one or more of the following business criteria, determined with respect to the Company: consolidated pre-tax earnings; net or gross revenues; net earnings; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; net income, diluted or basic; return on sales; return on assets; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income from operations; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. For any Plan Year, Performance Factors may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Factors. Performance Factors may be in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Such Performance Factors shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

1.5
Compensation Committee — a committee comprised solely of two or more members of the Board of Directors of NRG Energy, Inc., each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

  1.6
  Legal Representative — shall mean a guardian, legal representative, or other person acting in a similar capacity with respect to a Participant.

  1.7
  Participant — the President and Chief Executive Officer, and any of the Officers of the Company who are designated by the Compensation Committee at any time ending on or before the 90th day of each Performance Period as Participants in this Plan.

  1.8
  Performance Period — the twelve consecutive month period which coincides with the Company's fiscal year.

  1.9
  Targeted Bonus Percentage — the percentage identified in Schedule Y.

2.
Administration.

2.1
Compensation Committee.    The Compensation Committee shall administer the Plan.

2.2
Determinations Made Prior to Each Performance Period.    At any time ending on or before the 90th day of each Performance Period, the Compensation Committee shall:

(a)
designate Participants for that Performance Period;

(b)
establish Targeted Bonus Percentages for the Performance Period by amending (in writing) Schedule Y;

(c)
establish Company Performance Factors for the Performance Period by amending (in writing) Schedule Z.

2.3
Certification.    Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Company Performance Factor and all other factors upon which a bonus is based have been attained.

2.4
Stockholder Approval.    The material terms of this Plan shall be disclosed to and approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

3.
Bonus Payment.

3.1
Formula.    Each Participant shall receive a bonus payment for each Performance Period in an amount not greater than:

(a)
the Participant's Base Pay for the Performance Period, per schedule "X."

(b)
the Participant's Targeted Bonus Percentage for the Performance Period, per schedule "Y."

(c)
the Participant's Company Performance Factor for the Performance Period, per schedule "Z."

3.2
Limitations.

(a)
No payment if Company Performance Factor not achieved. In no event shall any Participant receive a bonus payment hereunder if the Company Performance Factor and all other factors on which the bonus payment is based is not achieved during the Performance Period.

(b)
No payment in excess of pre-established amount. No Participant shall receive a bonus payment under this Plan for any Performance Period in excess of $5,000,000.

    (c)
    Compensation Committee may reduce bonus payment. The Compensation Committee retains sole discretion to reduce the amount of or eliminate any bonus otherwise payable under this Plan.

  3.3
  Claw back.

  (a)
  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then any participant who has been paid a bonus under this Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such bonus paid to such participant.

4.
Amendments and Termination.    The Compensation Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

5.
Miscellaneous.

5.1
Effective Date.    The effective date of this Plan shall be January 1, 2015.

5.2
Term of the Plan.    Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on January 1, 2025. No bonus shall be granted after the termination of the Plan; provided, however, that a payment with respect to a Performance Period which begins before such termination may be made thereafter. In addition, the authority of the Compensation Committee to amend the Plan, shall extend beyond the termination of the Plan.

5.3
Headings.    Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

5.4
Applicability to Successors.    This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its Successors in interest.

5.5
Employment Rights and Other Benefits Programs.    The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant's employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

5.6
Governing Law.    The place of administration of the Plan shall be in the State of Delaware. The corporate law of the State of Delaware shall govern issues relating to the validity and issuance of shares of Common Stock. Otherwise, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles relating to conflict of laws.

  5.7
  Severability.    If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

  5.8
  Qualified Performance Based Compensation.    All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder to the maximum extent possible as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 020RAA 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain 2. To approve NRG’s Second Amended and Restated Annual Incentive Plan for Designated Corporate Officers. For Against Abstain 4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2015. 01 - E. Spencer Abraham 02 - Kirbyjon H. Caldwell 03 - Lawrence S. Coben 1. Election of directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain For Against Abstain 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 04 - Howard E. Cosgrove 05 - David Crane 06 - Terry G. Dallas 07 - William E. Hantke 08 - Paul W. Hobby 09 - Edward R. Muller 10 - Anne C. Schaumburg 11 - Evan J. Silverstein 12 - Thomas H. Weidemeyer 13 - Walter R. Young IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2015. Vote by Internet • Go to www.envisionreports.com/NRG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. ANNUAL MEETING OF STOCKHOLDERS May 7, 2015, 9:00 A.M. The Ritz-Carlton, Philadelphia 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102 This Proxy/Voting Instruction Card is Solicited on Behalf of the Board of Directors for the 2015 Annual Meeting of Stockholders. The undersigned hereby constitutes and appoints David Crane and Brian Curci, and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of common stock, $0.01 par value, of NRG Energy, Inc. (the “Company”), that the undersigned would be entitled to vote if personally present at the 2015 Annual Meeting of Stockholders of the Company to be held on May 7, 2015, at 9:00 a.m. (Eastern Time) at The Ritz-Carlton, Philadelphia, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting including without limitation to vote on the election of such substitute nominees as such proxies may select in the event nominee(s) named on their card become(s) unable to serve as director. By granting this proxy, the undersigned hereby revokes any proxy previously granted by the undersigned. THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. (Continued and to be signed on the other side) Proxy — NRG Energy, Inc. C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q